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Exhibit 10.9

OFFICE LEASE

DEL MAR CORPORATE PLAZA

R.B. INCOME PROPERTIES,
a California limited partnership

as Landlord,

and

NOVACARDIA, INC.,
a Delaware corporation

as Tenant

July 29, 2004

BASIC LEASE INFORMATION
OFFICE LEASE

Lease Date:	July 29, 2004
Landlord:	R.B. Income Properties, a California limited partnership
Managing Agent:	Coast Income Properties, Inc., a California corporation
Landlord's Address:	c/o Coast Income Properties, Inc. 4350 La Jolla Village Drive, Suite 150 San Diego, California 92122
Tenant:	Novacardia, Inc., a Delaware corporation
Tenant's Address:	12230 El Camino Real, Suite 300 San Diego, CA 92130
Legal Description of Land:	See Exhibit "A"
Premises:
A portion of the second floor of a three-story building located at 12651 High Bluff Drive, San Diego, California (the "Building"), in that development commonly known Del Mar Corporate Plaza (the "Project"). The Building is sometimes herein referred to as Building A of the Project. The Premises are shown on Exhibit B, attached hereto.
Rentable Area of the Premises:	Approximately 3,873 rentable square feet.
Rentable Area of the Building:	Approximately 34,053 rentable square feet.
Rentable Area of the Project:	Approximately 73,492 rentable square feet.
Usable Area of the Premises:	Approximately 3,282 usable square feet.
Usable Area of the Building:	Approximately 30,698 usable square feet.
Permitted Uses:	General business office purposes, and other legally permitted uses consistent with the character of the Building.
Term:	Three (3) years and two (2) months, subject to an option to extend pursuant to the provisions of Section 3.04.
Term Commencement Date:	August 1, 2004, subject to adjustment as provided in Section 3.01.
Base Rent:
Lease Year	Base Rent	Annual Base Rent
1	$2.60 per rentable sq. ft./month*	$31.20 per rentable sq. ft./month*
2	$2.68 per rentable sq. ft./month	$32.16 per rentable sq. ft./month
3	$2.76 per rentable sq. ft./month	$33.12 per rentable sq. ft./month
4	$2.84 per rentable sq. ft./month	$34.11 per rentable sq. ft./month**

*
Base Rent for Lease Year 1 is subject to the rental abatement provisions of Section 19.01 of Exhibit G.
**
Base Rent for Lease Year 4 is subject to the proration provisions of Section 4.01.

Tenant's Project Share of Project Operating Expenses:	5.27%
Tenant's Building Share of Building Operating Expenses:	11.37%
Base Calendar Year:	2004
Security Deposit:	Ten Thousand Seventy Dollars ($10,070) and Section 19.02, Exhibit G.
Broker(s):	Grubb & Ellis, representing Landlord, and Corporate Real Estate Advisors, representing Tenant.
Broker's Fee or Commission, if any, paid by:	R.B. Income Properties, a California limited partnership, pursuant to a separate agreement.
Business Hours:
7:00 a.m. to 6:00 p.m., Monday through Friday, and 9:00 a.m. to 1:00 p.m. Saturdays, excluding certain holidays, being those days designated as Federal Holidays pursuant to 5 U.S.C. §6103 ("Holidays").

        The foregoing Basic Lease Information is hereby incorporated into and made a part of this Lease. Each reference in this Lease to any of the terms above shall mean the respective information hereinabove set forth and shall be construed to incorporated all of the terms provided under the particular paragraph pertaining to such information. In the event of any conflict between any Basic Lease Information and the Lease, the latter shall control.

LANDLORD:		TENANT:
R. B. INCOME PROPERTIES, a California limited partnership		NOVACARDIA, INC, a Delaware corporation
By:	THOMAS G. BLAKE, Trustee of the Thomas G. Blake and Kathleen B. Blake Family Trust u/d/t dated July 27, 1987, as amended, its General Partner	By: Name: Its:	/s/ Randall E. Woods Randall E. Woods CEO
		By: Name: Its:	/s/ Lynne R. Rollins Lynne R. Rollins CFO

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	7.02	Inspection of Premises	15
	7.03	Liens	15
8.	FIXTURES, PERSONAL PROPERTY AND ALTERATIONS		15
	8.01	Fixtures and Personal Property	15
	8.02	Alterations	15
	8.03	Removal of Alterations	16
9.	USE AND COMPLIANCE WITH LAWS		16
	9.01	General Use and Compliance with Laws	16
	9.02	Signs	16
	9.03	Parking Access	17
	9.04	Floor Load	17
	9.05	Deliveries	17
10.	DAMAGE AND DESTRUCTION		17
	10.01	Reconstruction	17
	10.02	Rent Abatement	17
	10.03	Excessive Damage or Destruction	18
	10.04	Uninsured Casualties	18
	10.05	Waiver	18
11.	EMINENT DOMAIN		18
	11.01	Total Condemnation	18
	11.02	Partial Condemnation	18
	11.03	Landlord's Award	18
	11.04	Tenant's Award	19
	11.05	Temporary Condemnation	19
	11.06	Notice and Execution	19
12.	DEFAULT		19
	12.01	Events of Default	19
	12.02	Landlord's Remedies	20
13.	ASSIGNMENT AND SUBLETTING		22
	13.01	Assignment and Subletting; Prohibition	22
	13.02	Bonus Rental	22
	13.03	Scope	23
	13.04	Waiver	23
	13.05	Release	23
	13.06	Recapture of Premises	23
14.	HAZARDOUS MATERIALS		24
	14.01	Definitions	24
	14.02	Use	25
	14.03	Compliance With Laws; Handling of Hazardous Materials	25
	14.04	Compliance With Insurance Requirements	25
	14.05	Indemnity	25
	14.06	Notice	26
	14.07	Default	26
	14.08	Landlord's Disclosure	26
15.	OFFSET STATEMENT, ATTORNMENT AND SUBORDINATION		27
	15.01	Estoppel Certificate	27
	15.02	Attornment	27
	15.03	Subordination	27
16.	NOTICES		27
	16.01	Notices	27

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17.	SUCCESSORS BOUND		27
	17.01	Successors Bound	27
18.	MISCELLANEOUS		28
	18.01	Waiver	28
	18.02	Easements	28
	18.03	Relocation	28
	18.04	No Light, Air or View Easement	28
	18.05	Corporate Authority	28
	18.06	Accord and Satisfaction	28
	18.07	Limitation of Landlord's Liability	28
	18.08	Time	29
	18.09	Attorneys' Fees	29
	18.10	Captions and Article Numbers	29
	18.11	Severability	29
	18.12	Applicable Law	29
	18.13	Submission of Lease	29
	18.14	Holding Over	29
	18.15	Surrender	29
	18.16	Rules and Regulations	29
	18.17	No Nuisance	29
	18.18	Broker	30
	18.19	Landlord's Right to Perform	30
	18.20	Mortgage Protection	30
	18.21	Nonliability	30
	18.22	Quiet Enjoyment	31
	18.23	Modification for Lender	31
	18.24	Recording	31
	18.25	Entire Agreement	31
	18.26	Reasonableness	31
	18.27	Additional Lease Provisions	31
19.	ADDITIONAL LEASE PROVISIONS
	19.01	Rental Abatement
	19.02	Letter of Credit
EXHIBITS
	Exhibit A—Legal Description
	Exhibit B—Building Floor Plans
	Exhibit C—Preliminary Plans
	Exhibit D—Work Letter
	Exhibit E—Rules and Regulations
	Exhibit F—Letter of Credit
	Exhibit G—Additional Lease Provisions

iii

OFFICE LEASE

        THIS LEASE ("Lease"), dated for reference and effective as of the 29th day of July, 2004, by and between R.B. INCOME PROPERTIES, a California limited partnership ("Landlord") and NOVACARDIA, INC., a Delaware corporation ("Tenant") for space in the building located at 12651 High Bluff Drive (the "Building") located in the City of San Diego, County of San Diego, State of California, in that development commonly known as Del Mar Corporate Plaza (the "Project"); described more particularly on the Legal Description, attached hereto as Exhibit A, shall be upon the terms and conditions contained hereinafter.

1.     PREMISES

        1.01    Premises.    Landlord leases to Tenant, subject to the provisions of this Lease, the Premises in the Building as set forth in the Basic Lease Information, the usable space of which is shown on the Building Floor Plans, attached hereto as Exhibit B. The rentable square feet of the Premises, Building and Project shall be as set forth in the Basic Lease Information. By entering the Premises, Tenant shall be deemed to accept the same in their condition existing as of the date of such entry and subject to all applicable municipal, county, state and federal statutes, laws, ordinances, including zoning ordinances, and regulations governing and relating to the Tenant's use, occupancy or possession of the Premises. Tenant acknowledges that the only warranties and representations Landlord has made in connection with the physical condition of the Premises or Tenant's use of the same upon which Tenant has relied directly or indirectly for any purpose are those expressly provided in this Lease.

        1.02    Exhibits.    The following Exhibits are attached to this Lease after the signatures and by reference thereto are incorporated herein:

    Exhibit A—Legal Description
    Exhibit B—Building Floor Plans and Site Plan
    Exhibit C—Preliminary Plans
    Exhibit D—Work Letter
    Exhibit E—Rules and Regulations
    Exhibit F—Letter of Credit
    Exhibit G—Additional Lease Provisions

        1.03    Common Areas.    Tenant shall have, as appurtenant to the Premises and subject to reasonable rules and regulations from time to time made by Landlord of which Tenant is given notice, the right to the use of the following in common:

          (a)    Building Common Area.    The common stairways and accessways, lobbies, entrances, stairs, elevators, maintenance and utility service areas and any passageways thereto, and the common pipes, ducts, conduits, wires and appurtenant equipment serving the Premises;

          (b)    Project Common Area.    The common walkways, sidewalks, landscape areas, parking spaces and driveways necessary for access to the Project and parking spaces, as well as the fitness center and locker room facilities; and

          (c)    Parking Area.    The common Project parking lot area ("Parking Area").

        1.04    Landlord's Reserved Rights in Common Areas and Project.    Landlord reserves full control over the Building and Project to the extent not inconsistent with Tenant's quiet enjoyment and use of the Premises. This reservation includes but is not limited to right of Landlord, to grant easements and licenses to others and the right to maintain or establish ownerships of the Building separate from fee title to the land and other improvement in the Project. Tenant shall, should Landlord so request, promptly join with Landlord in execution of such documents as may be appropriate to assist Landlord to implement any such action provided Tenant need not execute any document which is of a nature wherein liability is created in Tenant or if, by reason of the terms of such document, Tenant may be deprived of the quiet enjoyment and use of the Premises as granted by this Lease. Landlord reserves the right from time to time: (a) to install, use, maintain, repair, relocate and replace any pipes, ducts, conduits, wires and appurtenant meters and equipment for service to the Building above the ceiling surfaces, below the floor surfaces, within the walls and in the central core areas; (b) to change the lines of the lot on which the Project stands ("Lot") and to redesign and restripe the parking facilities around the Building and make other reasonable changes and grant other rights thereto, including without limitation, the granting of easements, rights of way and rights of ingress and egress and similar rights to users of parcels in or adjacent to the parcel on which the Building is situated; and (c) to alter or relocate any common areas or other facilities. Landlord reserves the right to grant exclusive use to portions of the Parking Area to specific tenants.

        1.05    Rentable/Useable Area.    As used in this Lease, the terms "Rentable Area" and "Useable Area" shall mean the rentable area and useable area of the Premises, Building and Project and shall be the square footage designated in the Basic Lease Information. The Annual Base Rent and Operating Expenses for the Premises are not solely and directly attributable to the actual rentable or useable area of the Premises, Building or Project and in the event that it is determined that the actual rentable or useable area of the Premises, Building or Project is different from the square footages set forth in the Basic Lease Information, no modification shall be made to the Base Rent or Operating Expenses set forth in the Basic Lease Information.

        1.06    Tenant's Parking Entitlements.    Tenant shall be entitled to the non-exclusive use, without charge, during the Term and any extension thereof, of a pro rata number of parking spaces in the area of the Project designated as the Parking Area for the Project as shown on Exhibit B attached hereto. Landlord shall have no responsibility for policing or otherwise enforcing parking rights in the Project.

        1.07    Condition of Premises.    Landlord warrants that, as of the Lease Date, the electrical, plumbing or mechanical systems in the Building are in good working order. Tenant shall have the right to notify Landlord of any such deferred maintenance of the electrical, plumbing and mechanical systems within thirty (30) days following the Term Commencement Date and Landlord will be responsible for repairs thereof within fifteen (15) days following Tenant's timely delivery to Landlord of such notice. Landlord warrants that, as of the Lease Date, the improvements in the Building constructed by Landlord and the Common Areas in the Project comply with the requirements of the American With Disabilities Act as of such date. Tenant shall have the right to notify Landlord of any such non-compliance and Landlord will be responsible for bringing such facilities into compliance. Except as otherwise set forth in this Section 1.07, Landlord makes no representations and warranties regarding the condition of the improvements in the Premises or their fitness for Tenant's intended use. Except as provided in Section 2 below, Landlord shall have no obligation to make any improvements to the Premises and, to the maximum extent permitted by law, Tenant hereby agrees to accept the Premises in their "as-is" condition.

2.     TENANT'S IMPROVEMENTS

        2.01    Plans.    For the purposes of this Article 2, capitalized terms not otherwise defined elsewhere in this Lease shall have the meanings set forth in Exhibit "D" attached hereto (the "Work Letter").

          (a)    Preliminary Plans.    Landlord and Tenant have approved the preliminary plans and outline specifications identified in Exhibit C ("Preliminary Plans"), for the construction by Landlord of Tenant's Improvement Work (as defined in the Work Letter).

          (b)    Final Plans.    Landlord shall have final plans and specifications ("Final Plans") prepared by Facility Solutions, which Final Plans shall be substantially in conformity with the Preliminary Plans. "Plans" shall hereinafter mean Preliminary Plans and, when prepared and approved by

  Landlord and Tenant, Final Plans. Preparation and approval of the Final Plans and any changes requested by Tenant thereto shall be made only in accordance with the Work Letter.

        2.02    Construction.    Landlord shall cause the Tenant's Improvement Work in the Premises to be constructed substantially in accordance with the Final Plans and the Work Letter.

        2.03    Failure to Complete Construction.    Tenant's only remedies for Landlord's failure to cause Substantial Completion (as defined in the Work Letter) of the Tenant's Improvement Work and the Landlord's Work (as each term is defined in the Work Letter, and collectively, the "Improvements") to occur on or before the Estimated Improvement Completion Date, as extended pursuant to the Work Letter, shall be as set forth in this Section 2.03. If Substantial Completion of the Improvements has not occurred on or before the date which is three (3) months following the Scheduled Improvement Completion Date, as hereinafter defined (the "Termination Option Date"), Tenant shall have the option to terminate this Lease by the delivery to Landlord of written notice within ten (10) days after the Termination Option Date or any one month anniversary of the Termination Option Date until Substantial Completion of the Improvements occurs. Tenant shall not be entitled to terminate the Lease for any delay in completion of the Premises prior to the Termination Option Date. If it appears that Substantial Completion of the Improvements may not occur on or before the Estimated Improvement Completion Date, as extended pursuant to the Work Letter (the "Scheduled Improvement Completion Date"), Landlord shall be entitled to incur overtime charges ("Overtime Charges") with Landlord's Contractor and shall use commercially reasonable efforts to accelerate the completion of Tenant's Improvement Work to meet the Scheduled Improvement Completion Date.

3.     TERM.

        3.01    Commencement of Term.    The Lease shall be for the Term set forth in the Basic Lease Information, commencing upon Term Commencement Date. The Term Commencement Date shall be the later of; (i) the date set forth in the Basic Lease Provisions, (ii) the date Landlord delivers to Tenant written notice that the Premises are ready for occupancy by Tenant, or (iii) the date the Premises would have been ready for occupancy had there been no Tenant Delays as set forth in the Work Letter.

        3.02    Early Occupancy.    Subject to the availability of the Premises, Tenant shall be permitted to move its furniture, trade fixtures, equipment, machinery, goods and supplies into the Premises ten (10) days prior to the Term Commencement Date, the period between the date Tenant commences to occupy the Premises being hereinafter referred to as the "Early Occupancy Period". Such occupancy of the Premises shall be subject to all the provisions of this Lease, except that Tenant shall not be required to pay Monthly Base Rent for the Early Occupancy Period; provided, however, that Tenant shall have provided Landlord proof of Tenant's insurance as set forth in Section 5.05; and provided further that Tenant shall pay or reimburse Landlord for all utilities and services to the Premises during the Early Occupancy Period. All furniture, materials, work, installations, equipment and decorations of any nature brought upon or installed in the Premises prior to the Term Commencement Date shall be at Tenant's sole risk. Neither Landlord nor any party acting on Landlord's behalf shall be responsible for any damage or loss or destruction of such items brought to or installed in the Premises prior to the Term Commencement Date. Prior to the Term Commencement Date, Landlord will provide Tenant access to any floor that Tenant may reasonably require in order to core drill and pull cable in accordance with plans approved by Landlord.

        3.03    Notice of Lease Dates.    Within ten (10) days after Landlord's written request, Tenant shall execute a written confirmation of the commencement of the Term and expiration date of the Term in a form provided by Landlord. Such a notice shall be binding upon Tenant unless Tenant objects thereto in writing within such ten (10) day period.

        3.04    Option to Extend Term.    Tenant shall have the option to extend the Term of this Lease for one (1) additional period of three (3) years (the "Premises Option"). The period of the Premises Option is referred to herein as the "Option Term". Tenant shall have no right or interest to exercise the Premises Option unless: (a) Tenant gives the Landlord written notice of its intent to exercise the Premises Option no later than two hundred seventy (270) days prior to the end of the Term (the "Extension Notice"); (b) Tenant is not in default of any of the terms or conditions under this Lease as of the date of the Extension Notice or the date of the commencement of the Option Term, Tenant has not been in default of any of the terms or conditions under this Lease more than three (3) times prior to the commencement of the Option Term, nor are there any conditions which with the passage of time could result in a default by Tenant at any time; and (c) (i) Tenant has not filed for or sought protection under any bankruptcy statute, and (ii) Tenant has not failed to obtain a vacation from any involuntary bankruptcy proceeding within sixty (60) days of such filing. Annual Base Rent during the Option Term shall be as set forth in Section 4.01(b) below. Time is of the essence with respect to Tenant's exercise of the Premises Option. Tenant's failure to exactly comply with any of the time or other requirements herein, shall cause the Premises Option to automatically expire and, in such event, this Lease shall terminate upon the expiration of the Term. The option to extend the Term pursuant hereto for the Option Term shall be personal to Tenant and shall not be exercisable by or for the benefit of any assignee, subtenant or other transferee of Tenant. Landlord shall have the right during the Option Term to relocate the Premises to another part of the Project in accordance with the following: (a) the new Premises shall be substantially the same in size, decor and nature as the Premises described in this Lease and shall be placed in that condition by Landlord at its costs (b) the physical relocation of the Premises shall be accomplished by Landlord at its cost, (c) Landlord shall give Tenant at least thirty (30) days' notice of Landlord's intention to relocate the Premises, (d) Landlord shall diligently pursue the relocation of the Premises, and (e) all incidental costs incurred by Tenant as a result of the relocation including, without limitation, costs incurred by changing addresses on stationery, business cars, directories, advertising and other such items shall be paid by Landlord in a sum not to exceed Two Thousand Five Hundred Dollars ($2,500.00).

        3.05    Days.    Except for the Rent payment requirements of Articles 4.01 and 4.02, when time periods of three (3) days or less are provided in this Lease, unless "calendar days" is expressly stated, such time periods are to be calculated such that "days" shall mean business days, regardless of whether "business days" is expressly stated.

4.     RENT

        4.01    Base Rent.

        (a)    Initial Term.    The Annual Base Rent shall be the amount set forth in the Basic Lease Information payable in equal monthly installments of Monthly Base Rent as set forth in the Basic Lease Information. Tenant shall pay the Monthly Base Rent to Landlord in advance upon the first day of each calendar month of the Term, at Landlord's address or at such other place designated by Landlord in a notice to Tenant, without any prior demand therefor and without any deduction, abatement or setoff whatsoever, in lawful money of the United States of America. If the Term shall commence or end on a day other than the first day of a calendar month, then Tenant shall pay, upon the commencement date of the Term and the first day of the last calendar month, a pro rata portion of the Monthly Base Rent, prorated on a per diem basis, with respect to the portions of the fractional calendar month included in the Term. Upon executing this Lease, Tenant shall pay the first full month's installment of the Monthly Base Rent owing hereunder along with Tenant's Security Deposit as provided in Article 4.05 below.

        (b)    Option Term.    During the first year of the Option Term, if it occurs, Tenant shall pay to Landlord Base Rent equal to "Market Rent" (as defined below) for the Premises determined as of the commencement date of the Option Term as such Base Rent shall be adjusted annually as set forth in

Section 4.03 below. As used herein, "Market Rent" shall mean the price that a ready and willing tenant would pay, at commencement of the Option Term, as monthly base rent to a ready and willing landlord of similar space in the geographical area of San Diego County known as Del Mar Heights if such office space were offered for lease on the open market for a reasonable period of time and be the sum of the fair market annual rental rate per rentable square foot multiplied by the Rentable Area of the Premises (as set forth in the Basic Lease Information), determined as follows: (a) as mutually agreed by Landlord and Tenant within ten (10) days of Landlord's delivery to Tenant of Landlord's opinion of the Market Rent for the first year of the Option Term ("Landlord Rent Notice", which shall be delivered to Tenant within ten (10) days of receipt of Tenant's written Notice to Extend); or (b) in the event that Landlord and Tenant are unable to so agree, the Market Rent shall be determined by concurrent appraisals pursuant to Section 4.01(c) below. In determining Market Rent, appraisers shall take into account the duration of the Option Term, the quality and prestige of the Building and Premises (as tenant improvements are maintained as required by the terms and conditions of this Lease), recent monthly rental rates and annual rental escalations for buildings of similar size and location imputed to the commencement of the Option Term, condition and quality of comparable tenant improvements in buildings of similar quality and location and all relevant economic terms of this Lease, it being the intent that Market Rent, as so determined, should reflect the total economic package which would be offered at the time of commencement of the Option Term to a new tenant for the Premises, or substantially similar space in a building of similar quality tenant improvements and location under a lease with substantially the same terms and provisions as the applicable terms and provisions of this Lease ("Market for Similar Space") without discounting the rent for the creditworthiness of the Tenant or for the cost of real estate leasing commissions.

        (c)    Market Rent Appraisal Procedure.

            (i)  If Tenant rejects the Market Rent proposed by Landlord in Landlord's Rent Notice, Landlord and Tenant shall attempt to agree in good faith upon a single appraiser not later than five (5) days after the Landlord receives notice of Tenant's rejection of Landlord's proposed Market Rent ("Tenant's Rejection Notice"), which date of receipt shall be within ten (10) days of Landlord's delivery of Landlord's Rent Notice. If Landlord and Tenant are unable to agree upon a single appraiser within such time period, then Landlord and Tenant shall each appoint one appraiser not later than ten (10) days after Landlord's receipt of Tenant's Rejection Notice. Within five (5) days thereafter, the two appointed appraisers shall appoint a third appraiser. Landlord and Tenant shall instruct the appraiser(s) to complete the determination of the Market Rent not later than fifteen (15) days after all appraisers have been appointed.

           (ii)  If either Landlord or Tenant fails to appoint its appraiser within the prescribed time period, the single appraiser appointed shall determine the Market Rent of the Premises for the first year of the Option Term. If both parties fail to appoint appraisers within the prescribed time periods, then the first appraiser thereafter selected by a party shall determine the Market Rent of the Premises for the first year of the Option Term.

         (iii)  Landlord and tenant shall each bear the cost of its own appraiser and the parties shall share equally the cost of the single or third appraiser, if applicable. All appraisers so designated herein shall have at least five (5) years' experience in the appraisal of similar office buildings in the San Diego area and shall be members of professional organizations such as MAI or equivalent.

          (iv)  If a single appraiser is chosen, then such appraiser shall determine the Market Rent of the Premises for the first year of the Option Term. Otherwise, the Market Rent of the Premises for the first year of the Option Term shall be the arithmetic average of two (2) of the three (3) appraisals which are closest in amount, and the third appraisal shall be disregarded. Notwithstanding anything else contained herein, the Market Rent as so determined shall not be less than the Basic Annual Rent payable during the year preceding the Option Term.

        4.02    Additional Rent.    All charges required to be paid by Tenant hereunder, including without limitation, payments for Operating Expenses and any other amounts payable under this Lease, shall be considered additional rent for the purposes of this Lease ("Additional Rent"), and Tenant shall pay Additional Rent as provided in Article 6.05. "Rent" shall mean Base Rent and Additional Rent.

        4.03    Escalation.    The Base Rent shall be adjusted during the initial Term as provided in the Basic Lease Information. The Base Rent shall be adjusted annually during any Option Term as determined as a function of the Market Rent determination pursuant to Section 4.01(b).

        4.04    Late Payment.    If any installment of Rent is not paid promptly on the first of the month or otherwise when due, the unpaid amounts shall bear interest at the interest rate set forth in Article 12.02(e) from the date due to the date of payment. In addition, Tenant acknowledges that the late payment of any installment of Rent will cause Landlord to incur certain costs and expenses not contemplated under this Lease, the exact amount of which are extremely difficult or impractical to fix. These costs and expenses will include, without limitation, administrative and collection costs and processing and accounting expenses. Therefore, if any installment of rent is not received by Landlord from Tenant when the installment is due, Tenant shall immediately pay to Landlord a charge for administration, collection and accounting expenses equal to ten percent (10%) of the amount of such delinquent amounts due in addition to the installment of Rent then owing with interest at the interest rate set forth in Article 12.02(e), regardless of whether or not a notice of default or notice of termination has been given by Landlord. Landlord and Tenant agree that the late payment charge represents a reasonable estimate of Landlord's costs and expenses and is fair compensation to Landlord for its loss suffered by Tenant's nonpayment of any amounts when due and payable pursuant to this Lease. This provision shall not relieve Tenant from payment of Rent at the time and in the manner herein specified.

        4.05    Security Deposit.    Upon executing this Lease, Tenant shall deposit with Landlord a Security Deposit in the amount set forth in the Basic Lease Information. The Security Deposit shall secure Tenant's obligations under this Lease to pay rent and other monetary amounts, to maintain the Premises and repair damages thereto, to surrender the Premises to Landlord in clean and sanitary condition and repair upon termination of this Lease as required pursuant to Article 18.15 below and to discharge Tenant's other obligations hereunder. Landlord may use and commingle the Security Deposit with other funds of Landlord. If Tenant fails to perform Tenant's obligations hereunder, Landlord may, but without any obligation to do so, apply all or any portion of the Security Deposit towards fulfillment of Tenant's unperformed obligations. If Landlord does so apply any portion of the Security Deposit, Tenant, shall immediately pay Landlord a sufficient amount in cash to restore the Security Deposit to the full original amount. In the event that Landlord shall expend the same in order to cure Tenant's default hereunder, Tenant's failure to forthwith remit to Landlord a sufficient amount in cash to restore the Security Deposit to the original sum deposited within five (5) days after Tenant's receipt of notice from Landlord that such amounts have been so expended shall constitute an Event of Default. The Security Deposit shall be held by Landlord without liability for interest on the same. Upon termination of this Lease, if Tenant has then performed all of Tenant's obligations hereunder, Landlord shall return the Security Deposit to Tenant. If Landlord sells or otherwise transfers Landlord's rights or interest under this Lease, Landlord may deliver the Security Deposit to the transferee, whereupon Landlord shall be released from any further liability to Tenant with respect to the Security Deposit.

5.     INSURANCE

        5.01    Special Form Coverage.    At all times during the Term, Landlord shall procure and maintain in full force and effect with respect to the Project (including, but not limited to, the Building and the Tenant's Improvements Work paid for by Landlord), a policy or policies of special form risk insurance (with extended coverage endorsement attached, including sprinkler, vandalism and malicious mischief coverage, and any other endorsements required by the holder of any fee or leasehold mortgage), naming Tenant as a loss payee, as its interest may appear, in an amount equal to one hundred percent (100%) of the full insurance replacement value (replacement cost new, including debris removal, and demolition) thereof and any other insurance Landlord reasonably deems necessary, including, but not limited to, boiler and machinery insurance. If the annual premiums charged Landlord for such casualty insurance exceed the standard premium rates because the nature of Tenant's operations results in increased exposure, then Tenant shall, upon receipt of appropriate premium invoices, reimburse Landlord for such increased amount. Landlord shall also, to the extent same is available on commercially reasonable terms and at commercially reasonable rates, keep and maintain, by endorsement to its special form insurance or by a separate policy, rental abatement insurance insuring against abatement or loss of Rent in case of fire or other casualty insured against by a standard "special form" policy, in an amount at least equal to the amount of the Rent payable by Tenant during one (1) year next ensuing, as reasonably determined by Landlord. At all times during the Term, Tenant shall procure, pay for and maintain in full force and effect a similar policy of insurance, naming Landlord as a loss payee as to tenant improvements only, as its interest may appear, with respect to property of every description and kind owned by Tenant upon the Premises or the Building, or for which Tenant is legally liable, including, without limitation, trade fixtures, furniture, equipment and other personal property, and all tenant improvements owned or installed by or on behalf of Tenant (but not with respect to those owned constructed by and owned by Landlord and defined in the Work Letter as Tenant's Improvement Work) insuring one hundred percent (100%) of the full replacement value of said property and tenant improvements. Any policy proceeds shall be used for the repair and replacement of the property damaged or destroyed unless this Lease shall cease and terminate under the provisions on excessive damage or destruction set forth in Section 10.04 below. Notwithstanding anything to the contrary contained in this Section 5.01, Tenant shall reimburse Landlord within fifteen (15) days after receipt by Tenant of an invoice therefor, for the cost of the insurance provided in this Section 5.01 on any of Tenant's Improvements in excess of Building standard improvements.

        5.02    Liability Coverage.    Within fifteen (15) days after the execution of this Lease, Tenant shall provide Landlord with certificates of insurance for all of Tenant's insurance policies required hereunder so that Landlord may determine whether Tenant's insurance policies are in such forms, amounts and are written by such insurance companies as required by Landlord. Tenant shall, at its own cost and expense, keep and maintain in full force during the Term, a policy or policies of broad form commercial general liability insurance with and cross-liability endorsements (insuring Tenant's indemnification obligations under this Lease, including Article 5.09 hereof) written by an insurance company approved by Landlord in the form customary to the locality, insuring Tenant's activities with respect to the Premises and/or Building against loss, damage or liability for personal and bodily injury (including wrongful death) of any person and loss or damage to property occurring in, upon or about the Premises covering personal and bodily injury in the amounts of not less than Two Million Dollars ($2,000,000) per person and Two Million Dollars ($2,000,000) per occurrence and covering property damage in the amount of not less than Two Million Dollars ($2,000,000) per occurrence. Landlord and Managing Agent shall be named as an additional insured under such policies. Such insurance shall be with insurance companies with a Best rating classification of not less than XI and a financial rating classification not less than XII and approved to do business in California. Such insurance shall have a deductible of no greater than Five Thousand Dollars ($5,000). Tenant's obligations to carry the insurance set forth herein may be satisfied by coverage under a so-called blanket policy of broad form commercial general liability insurance with the same endorsements and coverage for the Premises as described above, as well as coverage of other premises and properties of Tenant, or in which Tenant has some interest; provided, however, that Landlord and Managing Agent shall be named as an additional insured, the coverage afforded Landlord shall not be reduced or diminished, and the requirements set forth in this Lease are otherwise satisfied.

        5.03    Worker's Compensation Insurance.    Tenant shall, at its own cost and expense, keep and maintain in full force during the Term, a policy or policies of worker's compensation insurance, in statutory amounts and limits, and employer's liability insurance with limits as follows: bodily injury each accident in the amount of not less than One Million Dollars ($1,000,000), bodily injury/disease each employee in an amount not less than One Million Dollars ($1,000,000), and a bodily injury/disease policy limit of not less than One Million Dollars ($1,000,000).

        5.04    Business Interruption/Rental Abatement Insurance.    Intentionally Left Blank.

        5.05    Insurance Certificates.    Tenant shall furnish to Landlord, no more than ten (10) days prior to the earlier of Tenant's occupancy of the Premises (as permitted by Section 3.02) or the Term Commencement Date of this Lease and thereafter no more than thirty (30) days prior to the expiration of each such policy, a certificate of insurance issued by the insurance carrier of each policy of insurance carried by Tenant pursuant hereto. Said certificates shall expressly provide that such policies shall not be calculable or subject to reduction of coverage or otherwise be subject to modification except after thirty (30) days' prior written notice to the parties named as additional insureds in this Article 5. Landlord, its successors and assigns, and any nominee of Landlord holding any interest in the Premises, including without limitation, any ground lessor and the holder of any fee or leasehold mortgage, shall be named as additional insureds under each such policy of insurance maintained by Tenant pursuant to this Lease (to be evidenced by the attached of an appropriate endorsement to the certificate of insurance delivered by Tenant to Landlord pursuant to this Section).

        5.06    Tenant's Failure.    If Tenant fails to maintain any insurance required in this Lease, Tenant shall be liable for any loss or cost resulting from said failure. Notwithstanding the foregoing, Landlord may at Landlord's sole discretion, but shall not be required to, procure said insurance on Tenant's behalf and charge Tenant the premium for such policies, together with an administration surcharge of fifteen percent (15%) of the premium for such policies paid by Landlord. This Article 5.06 shall not be deemed to be a waiver of any of Landlord's rights and remedies under any other section of this Lease.

        5.07    Waiver of Subrogation.    Any policy or policies of fire, extended coverage or similar casualty insurance, which either party obtains in connection with the Premises, or Tenant's personal property therein, shall, to the extent the same can be obtained without unreasonable expense, include a clause or endorsement denying the insurer any rights of subrogation against the other party to the extent rights have been waived by the insured prior to the occurrence of injury or loss. Landlord and Tenant waive any rights of recovery against the other for injury or loss due to hazards covered by insurance containing such a waiver of subrogation clause or endorsement to the extent of the injury or loss covered thereby.

        5.08    Tenant's Property and Fixtures.    Tenant shall assume the risk of damage to any furniture, equipment, machinery, goods, supplies or fixtures which are or remain the property of Tenant or as to which Tenant retains the right of removal from the Premises.

        5.09    Indemnification.

        (a)   To the fullest extent permitted by law, Tenant covenants with Landlord that Landlord, Landlord's agents and employees shall not be liable for any damage or liability of any kind or for any injury to or death of persons, or damage to property of Tenant or any other person occurring from any cause whatsoever related to the use, improvement, occupancy or enjoyment of the Premises by Tenant or any person thereon or holding under Tenant, and Tenant shall indemnify protect, defend and hold Landlord, Landlord's agents and employees, the Premises, Building and Project and Landlord's related property, harmless from and against (i) any and all liability, fines, penalties, losses, damages, costs and expenses, demands, causes of action, claims or judgments ("Claims") arising from or growing out of any injury to any person or persons or any damage to any property as a result of any accident or other occurrence during the Term occasioned in any way as a result of Tenant's or Tenant's officers, employees, agents, servants, subtenants, concessionaires, licensees, contractors or invitees use, maintenance, occupation or operation of the Premises during the Term, (ii) all liens, claims and demands related to the use of the Premises and its facilities during the Term, or any repairs, alterations or improvements which Tenant may make or cause to be made upon the Premises, and (iii) from and against all legal costs and charges, including attorneys' fees, incurred in and about any of such matters and the defense of any action arising out of the same or in discharging the Building, Project, Lot and Landlord's related property or any part thereof from any and all liens, charges or judgments which may accrue or be placed thereon by reason of any act or omission of the Tenant; provided, however, that Tenant shall not be required to indemnify Landlord for any damage or injury arising as a result of the gross negligence or willful misconduct of Landlord, Landlord's agents or employees.

        (b)   Landlord shall indemnify, defend and hold harmless Tenant, Tenant's agents and employees from and against all Claims for damage to property outside the Premises to the extent that such Claims result from the gross negligence or willful misconduct of Landlord and its agents and employees in connection with their activities in, on or about the Project or the Building, except to the extent that such Claim (i) is for damage to Tenant's Improvements or Tenant's personal property, fixtures, furniture and equipment in the Premises and is covered by insurance that Tenant is required to obtain under this Lease (or would have been covered had Tenant carried the insurance required under this Lease) or (ii) results from the negligent acts, omissions or willful misconduct of Tenant Parties.

        5.10    Earthquake and Flood Insurance.    In addition to any other insurance policies carried by Landlord in connection with the Project, Landlord may elect to procure and maintain in full force and effect during the Term, with respect to the Project, a policy of earthquake/volcanic action and flood and/or surface water insurance, including rental value insurance against abatement or loss of rent in the case of damage or loss covered under such earthquake/volcanic and flood and/or surface water insurance, in an amount up to one hundred percent (100%) of the full insurance replacement value (including debris removal and demolition) of the Project improvements.

6.     OPERATING EXPENSES

        6.01    Tenant's Share.

        (a)   Tenant's share of Building Operating Expenses ("Tenant's Building Share") is hereby mutually agreed to be that percentage set forth in the Basic Lease Information. Tenant shall pay as Additional Rent Tenant's Building Share of Building Operating Expenses for any calendar year after the Base Calendar Year to the extent that Building Operating Expenses for such calendar year exceed the Building Operating Expenses for the Base Calendar Year.

        (b)   Tenant's share of Project Operating Expenses ("Tenant's Project Share") is hereby mutually agreed to be that percentage set forth in the Basic Lease Information. Tenant shall pay as Additional Rent Tenant's Project Share of Project Operating Expenses for any calendar year after the Base Calendar Year to the extent that Project Operating Expenses for such calendar year exceed the Project Operating Expenses for the Base Calendar Year.

        6.02    Definition of Operating Expenses.

        (a)   "Building Operating Expenses" shall include all expenses and costs of every kind and nature which Landlord shall pay or become obligated to pay because of or in connection with the ownership and operation of the Building, including, without limitation: (i) all Impositions as set forth in Article 6; (ii) premiums for insurance maintained by Landlord pursuant to Article 5; (iii) wages, salaries and related expenses and benefits of all on-site employees, if any, and off-site employees, if any, engaged in operation, maintenance and security of the Building; (iv) all supplies, materials, tool and equipment rental used in operation of the Building; (v) all maintenance and repair, waste disposal, janitorial, security and service costs incurred in connection with the Building; (vi) a property management fee equal to 3.5% of the Base Rent of all tenants of the Building (the "Management Fee"); (vii) legal and accounting expenses, including the cost of audits by certified public accountants; (viii) repairs, replacements and general maintenance of the Building (excluding those paid for by proceeds of insurance or other parties and alterations attributable solely to tenants of the Building other than Tenant); (ix) all interior and exterior maintenance, repair and replacement costs, including; without limitation, service areas, elevators, mechanical rooms, plumbing, heating, ventilating and air conditioning ("HVAC") equipment and non-structural roof (all to the extent related to the interior or exterior of the Building); (x) all other reasonable operating, management and other expenses incurred by Landlord in connection with operation of the Building; and (xi) all charges for water and sewer services not separately metered by Tenant and used or consumed in the Building; (xii) any other costs, levies or assessments resulting from statutes or regulations promulgated by any governmental authority in connection with the use or occupancy of the Building or the Premises; (xiii) personal property taxes levied on or attributable to personal property used in connection with the Building; (xiv) freight charges and transportation services attributable to the operation and/or management of the Building; and (xv) reasonable accounting, audit, verification and other reasonable consulting fees. Building Operating Expenses do not include electricity and gas, if any, delivered to the Building, as well as Tenant's Premises, which costs are Tenant's proportionate or sole responsibility as further defined in Section 6.08. Notwithstanding the provisions of this Section 6.02, the following shall not be included within Building Operating Expenses:

            (i)  Any depreciation on the Building;

           (ii)  Costs incurred due to Landlord's violation of any terms or conditions of this Lease or any other lease relating to the Building;

         (iii)  All principal, interest, loan fees, and other carrying costs related to any mortgage or deed of trust and all rental and other payable due under any ground or underlying lease related to the Building, unless such costs are directly attributable to a Tenant's breach or default under this Lease;

          (iv)  Any compensation paid to clerks, attendants, or other persons in commercial concessions operated by Landlord;

           (v)  Real estate brokers' leasing commissions.

          (vi)  Initial improvements or alterations to tenant spaces.

         (vii)  The cost of providing any service directly to and paid directly by any tenant.

        (viii)  Costs associated with:

            (A)  Operation of the business of the ownership of the Building or the Project or entity that constitutes Landlord or Landlord's property manager, as distinguished from the cost of Building operations, including the costs of partnership or corporate accounting and legal matters; defending or prosecuting any lawsuit with any mortgagee, lender, ground lessor, broker, tenant, occupant, or prospective tenant or occupant; selling or syndicating any of Landlord's interest in the Building or the Project; and disputes between Landlord and Landlord's property manager;

            (B)  Landlord's general corporate or partnership overhead and general administrative expenses, including the salaries of management personnel other than those who are primarily engaged in the operation, maintenance, and repair of the Building, except to the extent that those costs and expenses are included in the Management Fees.

          (ix)  Costs of:

            (A)  Initial construction of the Building; or

            (B)  Reconstruction of the Building pursuant to Article 10.

           (x)  Capital improvement related to the Building ("Capital Costs").

          (xi)  All expenses and costs of every kind and nature which Landlord shall pay or become obligated to pay because of or in connection with the ownership and operation of the other buildings in the Project or any surrounding property and supporting facilities, which are included in Project Operating Expenses.

         (xii)  Legal, accounting, audit, verification and other consulting fees relating to the ownership, as opposed to the operation, of the Building and the Project.

       (xiii)  Costs incurred in connection with upgrading the Building to comply with disability, life, fire and safety codes, ordinances, statues or laws in effect as of the Lease Date, including, without limitation, the American With Disabilities Act, including any penalties or damages incurred due to such non-compliance as of such date; or

        (b)   "Project Operating Expenses" shall include all expenses and costs of every kind and nature which Landlord shall pay or become obligated to pay because of or in connection with the ownership and operation of the Project Common Areas and Parking Area, including, without limitation: (i) all Impositions as set forth in Article 6; (ii) premiums for insurance maintained by Landlord pursuant to Article 5; (iii) wages, salaries and related expenses and benefits of all on-site employees, if any, and off-site employees, if any, engaged in operation, maintenance and security of the Project Common Areas and Parking Area; (iv) all supplies, materials, tool and equipment rental used in operation of the Project Common Areas and Parking Area; (v) all maintenance and repair, waste disposal, janitorial, security and service costs incurred in connection with the Project Common Areas and Parking Areas; (vi) all maintenance and repair, waste disposal, janitorial, security and service costs incurred in connection with the Parking Area and the Project Common Area, including, without limitation, locker rooms and exercise facilities; (vii) repairs, replacements and general maintenance of the Parking Area and the Project Common Area (excluding those paid for by proceeds of insurance or other parties and alterations attributable solely to tenants of the Project other than Tenant); (viii) all other reasonable operating, management and other expenses incurred by Landlord in connection with operation of the Parking Area and the Project Common Areas; (ix) all charges for water, electrical, and sewer services not separately metered by any tenant of the Project and used or consumed in the Parking Area or the Project Common Area; (x) any other costs, levies or assessments resulting from statutes or regulations promulgated by any governmental authority in connection with the use or occupancy of the Project; (xi) personal property taxes levied on or attributable to personal property used in connection with the Project Common Areas and Parking Area; (xii) freight charges and transportation services attributable to the operation and/or management of the Project; and (xiii) reasonable accounting, audit, verification and other reasonable consulting fees. Project Operating Expenses do not include electricity and gas, if any, delivered to the Project, which costs are the responsibility of any tenant of the Project as further defined in Section 6.08. Notwithstanding the provisions of this Section 6.02, the following shall not be included within Project Operating Expenses:

            (i)  Any depreciation on the Project Common Areas or Parking Area;

           (ii)  Costs incurred due to Landlord's violation of any terms or conditions of this Lease or any other lease relating to the Project;

         (iii)  All principal, interest, loan fees, and other carrying costs related to any mortgage or deed of trust and all rental and other payable due under any ground or underlying lease related to the Project, unless such costs are directly attributable to a Tenant's breach or default under this Lease;

          (iv)  Any compensation paid to clerks, attendants, or other persons in commercial concessions operated by Landlord;

           (v)  Real estate brokers' leasing commissions.

          (vi)  Initial improvements or alterations to tenant spaces.

         (vii)  The cost of providing any service directly to and paid directly by any tenant.

        (viii)  Costs associated with:

            (A)  Operation of the business of the ownership of the Project or the Project or entity that constitutes Landlord or Landlord's property manager, as distinguished from the cost of Project operations, including the costs of partnership or corporate accounting and legal matters; defending or prosecuting any lawsuit with any mortgagee, lender, ground lessor, broker, tenant, occupant, or prospective tenant or occupant; selling or syndicating any of Landlord's interest in the Project Common Areas or Parking Area; and disputes between Landlord and Landlord's property manager;

            (B)  Landlord's general corporate or partnership overhead and general administrative expenses, including the salaries of management personnel other than those who are primarily engaged in the operation, maintenance, and repair of the Project Common Areas or Parking Area, except to the extent that those costs and expenses are included in the Management Fees.

          (ix)  Costs of:

            (A)  Initial construction of the Project Common Areas or Parking Area; or

            (B)  Reconstruction of the Project Common Areas or Parking Area pursuant to Article 10;

           (x)  Capital improvement or capital replacement related to the Project Common Areas or Parking Area ("Capital Costs");

          (xi)  All expenses and costs of every kind and nature which Landlord shall pay or become obligated to pay because of or in connection with the ownership and operation of the other buildings in the Project, which are included in Building Operating Expenses; and

         (xii)  Legal, accounting, audit, verification and other consulting fees relating to the ownership, as opposed to the operation, of the Project.

       (xiii)  Costs incurred in connection with upgrading the Project to comply with disability, life, fire and safety codes, ordinances, statues or laws in effect as of the Lease Date, including, without limitation, the American With Disabilities Act, including any penalties or damages incurred due to such non-compliance as of such date; or

        (c)   As used herein, "Operating Expenses" shall mean Building Operating Expenses or Project Operating Expenses, as applicable.

        6.03    Proration.    Any Operating Expenses attributable to a period which falls only partially within the Term shall be prorated between Landlord and Tenant so that Tenant shall pay only that proportion thereof which the part of such period within the Term bears to the entire period.

        6.04    Survival.    Any such sum payable by Tenant which would not otherwise be due until after the date of the termination of this Lease, shall, if the exact amount is uncertain at the time that this Lease terminates, be paid by Tenant to Landlord upon such termination in an amount to be determined by Landlord with an adjustment to be made once the exact amount is known.

        6.05    Estimated Payments.    Prior to the commencement of each calendar year of the Term, Landlord shall estimate the Additional Rent payable by Tenant pursuant to this provision and Tenant shall pay to Landlord on the first of each month in advance, one-twelfth (1/12) of Landlord's estimated amount. After the end of each calendar year there shall be an adjustment made to account for any difference between the actual and the estimated Operating Expenses for the previous year. If Tenant has overpaid the amount of Additional Rent owing pursuant to this provision, Landlord shall credit Tenant the amount of such overpayment when determining Tenant's estimated operating expense payments for the following calendar year, provided, that in the case of an overpayment for the final lease year of the Term, Landlord shall refund such overpayment to Tenant within ninety (90) days after the end of Tenant's Lease Term. If Tenant has underpaid the amount of Additional Rent owing pursuant to this provision, Tenant shall pay the amount of such underpayment to Landlord, as Additional Rent, within ten (10) days after receipt of notice from Landlord of such underpayment.

        6.06    Adjustment.    Notwithstanding any provision herein to the contrary, in the event the Project and/or Building is not fully occupied (including because it is not yet constructed) during the Base Calendar Year or any subsequent calendar year, an adjustment shall be made in computing Operating Expenses for such calendar year so that the same shall be computed for such calendar year as though the Building and/or Project had been ninety five percent (95%) occupied and fully tax assessed during such year. Additionally, if all capital improvement made by Landlord to the Common Area in calendar year 2004 are not included in the real property tax assessment for the Base Year, an adjustment for such improvements which are not Included shall be made for the Base Year to reflect the increase in real tax assessment that would have been included in the real property tax assessment for Base Year if such improvements had been so included.

        6.07    Impositions.    "Impositions" shall collectively refer to all forms of: (i) real estate taxes, assessments, impact fees, transit charges, housing fund assessments, assessment bonds, license fees, license taxes, business license fees, commercial rental taxes and improvement bonds in connection with the Project and/or the Building; (ii) governmental taxes, levies, fees and charges imposed by any authority having the direct power to tax, including but not limited to any city, county, state or federal government or any school, agricultural, lighting, drainage or other improvement or special assessment district thereof, and all other taxes relating to any legal or equitable interest in the Premises, Project and/or the Building; (iii) taxes which may be levied in lieu of real estate taxes; and (iv) other governmental charges (including, but not limited to, charges for traffic facilities improvements, water service studies and improvements, and fire service studies and improvements) or amounts necessary to be expended because of governmental orders. "Impositions" shall include all such governmental obligations, whether general or special, ordinary or extraordinary, unforeseen as well as foreseen, of any kind and nature for public improvements, services, benefits, or any other purpose which are assessed, levied, confirmed, imposed or become a lien upon the Premises, Project and/or Building or become payable during the Term.

          (a)    Installment Election.    In the case of any Impositions which may be evidenced by improvement or other bonds or which may be paid in annual- or other periodic installments, Landlord shall cause such bonds to be issued or cause such assessment to be paid in installments over the maximum period permitted by law.

          (b)    Limitation.    Nothing contained in this Lease shall require Tenant to pay any franchise, estate, inheritance or succession transfer tax of Landlord, or any income, profits or revenue tax or charge, upon the net income of Landlord from all sources; provided, however, that if at any time during the Term under the laws of the United States Government or the State of California, or any political subdivision thereof, a tax or excise on rent, or any other tax however described, is levied or assessed by any such political body against Landlord on account of Rent, or a portion thereof, Tenant shall pay one hundred percent (100%) of any said tax or excise as Additional Rent.

          (c)    Personal Property Taxes.    Tenant shall pay or cause to be paid, prior to delinquency, any and all taxes and assessments levied upon all trade fixtures, inventories and other personal property placed in and upon the Premises by Tenant.

          (d)    Impositions on Tenant Improvements in Excess of Building Standard Allowance.    Tenant shall, within fifteen (15) days after receipt by Tenant of an invoice therefor, reimburse Landlord, and not as a part of Operating Expense, any and all Impositions levied upon the Tenant's Improvements in the Premises to the extent the cost of such Tenant Improvements exceed are in excess of building standard improvements.

        6.08    Services and Utilities.    Tenant shall contract directly with the appropriate utility company for the supply of electricity to the Premises, which shall be separately metered. Landlord shall use its best reasonable efforts to provide during Business Hours, as promulgated by Landlord pursuant to the Rules and Regulations, HVAC services to the Building. Said HVAC services will be rebilled to Tenant as Additional Rent with Tenant's share hereby mutually agreed to be that percentage set forth in the Basic Lease Information. Landlord shall also use its best reasonable efforts to provide during the Business Hours, as promulgated by Landlord pursuant to the Rules and Regulations, as an Operating Expense: (i) utilities and maintenance to the common areas; and (ii) janitorial service to Premises. Landlord shall not be liable for any failure or interruption of any utility or service, and Tenant shall not be entitled to any reduction or abatement of Rent on account of any such failure or interruption, unless such failure or interruption is shown by Tenant to be directly attributable to the gross negligence or intentional acts of Landlord, its agents or employees. In the event of any such interruption or failure of any services or utilities provided in this Lease resulting from the gross negligence or intentional acts of Landlord, Landlord's agents or employees, Tenant's sole remedy shall be the equitable abatement of Base Rent for the duration of the interruption or failure, which abatement shall not commence until Tenant has first provided notice to Landlord and given ten (10) days to cure such interruption or failure.

        6.09    Special Services.

        (a)    Additional Services.    In the event Landlord provides any utilities or services to Tenant beyond the standard services set forth in Section 6.08 of this Lease, Tenant shall pay Landlord for such special services, together with an administration surcharge of ten percent (10%) of the cost of such special services, as Additional Rent.

        (b)    Utility Consumption.    As part of the Improvements of the Work Letter attached hereto as Exhibit D, Landlord shall install an HVAC override timer with an hourly counter attachment on each floor of the Premises. Tenant's activating said override timer to obtain HVAC services after normal Business Hours (as set forth in the Basic Lease Information) will engage the Building's package, condensing and fan coil units. Each quarter, Landlord shall determine the operating hours that Tenant has obtained HVAC services in excess of normal Business Hours ("Excess Operating Hours"). The total number of Excess Operating Hours derived will be multiplied by Thirty-five Dollars ($35.00) per hour and said resulting amount will reflect the HVAC utilities usage, as well as the increased maintenance and repair costs and accelerated reduction of the useful life of the equipment associated with such Excess Operating Hours for the applicable quarter and will be billed by Landlord to Tenant and shall be promptly paid by Tenant to Landlord as Additional Rent.

7.    REPAIRS AND MAINTENANCE

        7.01    Tenant Repairs and Maintenance.    Tenant shall, at Tenant's own expense, maintain the Premises in a clean, sanitary and safe condition and keep and maintain integrity and quality of the Premises, all walls, ceilings, lights, fixtures, and floor coverings thereof, in first-class repair. Tenant shall be responsible for the cost of any repairs due to damage caused by Tenant's active negligence or willful misconduct. Tenant waives the right to make repairs at Landlord's expense under any law, statute or ordinance now or hereafter in effect (including the provisions of California Civil Code Section 1942 and any successive sections or statutes of a similar nature). Tenant waives all rights to recover any losses or damages (including interference with or injury to Tenant's business) resulting from Landlord's performing or failure to perform any such repairs or maintenance, it being expressly understood and agreed that Tenant shall be solely responsible for and look solely to its insurance for any such damage and losses.

        7.02    Inspection of Premises.    Landlord, at reasonable times and upon twenty four (24) hours notice (except in the case of an emergency when no notice shall be required), may enter the Premises to complete construction undertaken by Landlord on the Premises or Building, to inspect, improve, dean or repair the same, to inspect the performance by Tenant of the terms and conditions hereof and to affix reasonable signs and displays, show the Premises to prospective purchasers, tenants and lenders and for all other purposes as Landlord shall reasonably deem necessary.

        7.03    Liens.    Tenant shall promptly pay and discharge all claims for work or labor done, supplies furnished or services rendered at the request of Tenant and shall keep the Premises and Building free and clear of all mechanics' and materialmen's liens in connection therewith. Landlord shall have the right to post or keep posted on the Premises, or in the immediate vicinity thereof, any notices of non-responsibility for any construction, alteration or repair of the Premises by Tenant. If any such lien is filed, Landlord may, after Landlord has first provided notice to Tenant and given Tenant three (3) days to remove such lien, but shall not be required to, take such action or pay such amount as may be necessary to remove such lien; and, Tenant shall pay Ito Landlord as Additional Rent any such amounts expended by Landlord, together with an administration charge of fifteen percent (15%) of any such amounts, within five (5) days after notice is received from Landlord of the amount expended by Landlord.

8.    FIXTURES, PERSONAL PROPERTY AND ALTERATIONS

        8.01    Fixtures and Personal Property.    Tenant, at Tenant's expense, may install any necessary trade fixtures, equipment and furniture in the Premises; provided, that such items are installed and are removable without damage to the structure or improvements of the Building. Landlord reserves the right to approve or disapprove of curtains, draperies, shades, paint or other interior improvements visible from outside the Premises on wholly aesthetic grounds. Such improvements must be submitted for Landlord's written approval prior to installation, or Landlord may remove or replace such items at Tenant's sole expense. Said trade fixtures, equipment and furniture shall remain Tenant's property and shall be removed by Tenant upon expiration of the Term, or earlier termination of this Lease. At Landlord's option, Landlord may notify Tenant in writing not to remove said improvements. Tenant shall repair, at Tenant's sole expense, all damage caused by the installation or removal of trade fixtures, equipment, furniture or temporary improvements. If Tenant fails to remove the foregoing items within ten (10) days of the termination of this Lease, Landlord may (i) keep and use them, wherein Tenant surrenders possession of title and waives all rights of possession, or (ii) remove any or all of them and cause them to be stored or sold in accordance with applicable law.

        8.02    Alterations.    Tenant shall not make or allow to be made any alterations, additions or improvements to the Premises, either at the inception of this Lease or subsequently during the Term, without obtaining the prior written consent of Landlord. Tenant shall deliver to Landlord full and complete plans and specifications of all such alterations, additions or improvements, and no such work shall be commenced by Tenant until Landlord has given its written approval thereof. Landlord does not expressly or implicitly covenant or warrant that any plans or specifications submitted by Tenant are safe or that the same comply with any applicable laws, lawful ordinances, etc. Further, Tenant shall indemnify and hold Landlord harmless from any loss, cost or expense, including attorneys' fees and costs, incurred by Landlord as a result of any defects in design, materials or workmanship resulting from Tenant's alterations, additions or improvements to the Premises. All repairs, alterations, additions, and restoration by Tenant hereinafter required or permitted shall be done in a good and workmanlike manner and in compliance with all applicable laws and lawful ordinances, by-laws, regulations and orders of any federal, state, county, municipal or other public authority and of the insurers of the Building. Tenant shall not permit liens of any kind to be imposed upon the Premises or Building and

Tenant shall discharge of record any such liens or post adequate security or bond within five (5) days after written notice thereof. Tenant shall reimburse Landlord for Landlord's reasonable charges for reviewing and approving or disapproving plans and specifications for any alterations proposed by Tenant, provided that Tenant's reimbursement obligation shall not exceed Two Thousand Dollars ($2,000), and as a deposit against such obligation Tenant shall submit to Landlord with each request to make any alteration, additions or improvements to the Premises a deposit of Five Hundred Dollars ($500). Tenant shall also reimburse Landlord for the costs of any increased insurance premiums incurred by Landlord to include such alterations in the Landlord's all risk insurance coverage requirements set forth in Article 5.01; provided, however, that Landlord shall be required to include the Tenant's alterations under Landlord's all risk insurance only to the extent such insurance is actually obtained by Landlord and such alterations are insurable under Landlord's insurance. If such Tenant alterations are not or cannot be included in the coverage of Landlord's insurance, Tenant shall insure the alterations under Tenant's all risk insurance policy or policies as set forth in Article 5.01. Tenant shall require that any contractors used by Tenant carry a comprehensive liability insurance policy covering bodily injury in the amounts of Two Million Dollars ($2,000,000) per person and Two Million Dollars ($2,000,000) per occurrence and covering property damage in the amount of Two Million Dollars ($2,000,000). Tenant shall obtain, on behalf of Tenant and at Tenant's sole cost and expense, before proceeding with any alteration the cost of which exceeds Two Thousand Dollars ($2,000) a completion and lien indemnity bond, or other surety, reasonably satisfactory to Landlord for such alteration. Landlord may require proof of such insurance prior to commencement of any work on the Premises.

        8.03    Removal of Alterations.    All alterations, additions and improvements shall remain the property of Tenant until termination of this Lease, at which time they shall be and become the property of Landlord; provided, however, Landlord may, by written notice at any time prior to the date which is thirty (30) days before the expiration of the Term (or immediately upon any sooner termination of the Lease) identify those items of Tenant's alterations, additions or improvements which Landlord shall require Tenant to remove at the termination of this Lease. If Landlord requires Tenant to remove any such alterations, additions or improvements, Tenant shall at its sole cost, remove the identified items on or before the expiration or sooner termination of this Lease and repair any damage to the Premises and/or the Building caused by such removal.

9.    USE AND COMPLIANCE WITH LAWS

        9.01    General Use and Compliance with Laws.    Tenant shall only use the Premises for the Permitted Uses specified in the Basic Lease Information and for no other use without the prior written consent of Landlord. Tenant shall, at Tenant's sole cost and expense, comply with all of the requirements of municipal, county, state, federal and other applicable governmental authorities now in force, or which may hereafter be in force, pertaining to the Premises, Project, Building, Lot and Parking Area and secure any necessary permits therefor and shall faithfully observe, in the use of the Premises, Project, Building, Lot and Parking Area, all municipal, county, state, federal and other applicable governmental entities' requirements which are now in force, or which may hereafter be in force. Tenant, in Tenant's use and occupancy of the Premises, shall not subject the Premises to any use which would tend to damage any portion thereof or which shall in any way increase the existing rate of any insurance on the Building or any portion thereof or cause any cancellation of any insurance policy covering the Building or portion thereof. Tenant shall not do or permit to be done anything which would unreasonably obstruct or unreasonably interfere with the rights of or injure other Tenants or occupants of the Project.

        9.02    Signs.    Tenant shall not install any sign on the Premises or Building unless Tenant receives prior written approval from Landlord for such sign, which shall not be unreasonably withheld; provided, however, that Tenant may install signage in the Premises in conformance with the Work Letter. Except as provided below in this Section 9.02, any sign placed by Tenant on the Premises shall be installed at

Tenant's sole cost and expense and shall contain only Tenant's name, or the name of any affiliate of Tenant actually occupying the Premises, and no advertising matter. Tenant shall remove any such sign upon termination of this Lease and shall return the Premises to their condition prior to the placement or erection of said sign. Tenant shall be entitled to lobby directory and entry door signage in accordance with the Building standard sign criteria adopted by Landlord the cost of the initial signage to be paid by Landlord.

        9.03    Parking Access.    In addition to the general obligation of Tenant to comply with laws and without limitation thereof, Landlord shall not be liable to Tenant nor shall this Lease be affected if any parking privileges appurtenant to the Premises are impaired by reason of any moratorium, initiative, referendum, statute, regulation, or other governmental decree or action which could in any manner prevent or limit the parking rights of Tenant hereunder. My governmental charges or surcharges or other monetary obligations imposed relative to parking rights with respect to the Premises, Project, Building and Lot shall be considered as Impositions and shall be payable by Tenant under the provisions of Article 6 hereinabove. Tenant hereby acknowledges that Tenant shall not use in excess of Tenant's pro rata share of the Project's total parking spaces.

        9.04    Floor Load.    Tenant shall not place a load upon any floor of the Premises which exceeds the load per square foot which such floor is designed to carry and which is then allowed by law.

        9.05    Deliveries.    All deliveries to and from the Premises shall be made in such a manner and during the time periods reasonably specified by Landlord so as to cause the minimum amount of interference with the business of other tenants.

10.    DAMAGE AND DESTRUCTION

        10.01    Reconstruction.    If the Premises are damaged or destroyed during the Term by any cause not attributable to Tenant, its agents, employees or invitees, Landlord shall, to the extent that insurance proceeds are available therefor and are not applied by any lender against payment of an existing loan on the Project, Building or Lot, except as hereinafter provided, diligently repair or rebuild them to substantially the condition in which they existed immediately prior to such damage or destruction. If, however, insurance proceeds are not sufficient to pay the full cost of reconstruction of the Premises, or if the damage or destruction is due to the acts or omissions of Tenant, its agents, employees or contractors, Landlord may either terminate this Lease or promptly and diligently reconstruct the Premises to the extent necessary to restore Landlord's Work in the Premises as described in Exhibit D, and Tenant shall be obligated for the restoration of all of the items specified as Tenant's Work in said Exhibit D in the event of such reconstruction, as well as Tenant's other leasehold improvements (but not with respect to those improvements owned by Landlord), trade fixtures and other personal property on the Premises.

        10.02    Rent Abatement.    If any portion of the Premises is damaged or destroyed during the Term to the extent that such portion is rendered unusable by Tenant, it is agreed that Tenant shall look solely to Tenant's business interruption insurance for any damages or losses arising from substantial interference with the operation of Tenant's business by reason of such damage or destruction. Rent shall not abate during the first twelve (12) months following the date of such damage or destruction. Thereafter, if Landlord has obtained rental abatement insurance as permitted by Article 5.04 hereinabove, and only to the extent of any proceeds received by Landlord from rental abatement insurance, Rent shall be abated proportionately. Such abatement shall continue for the period commencing with the date which is one (1) year after the date of such damage and ending upon substantial completion by Landlord of the work of repair or reconstruction which Landlord is obligated or undertakes. In the event Landlord decides not to purchase rental abatement insurance, then no Rent shall be abated.

        10.03    Excessive Damage or Destruction.    If the Building is damaged or destroyed to the extent that Landlord determines that it cannot, with reasonable diligence, be fully repaired or restored by Landlord within one hundred eighty (180) days after the date of the damage or destruction, Landlord may terminate this Lease. Notwithstanding the fact that the Premises have been damaged or destroyed, Landlord shall determine whether the Building can be fully repaired or restored within the one hundred eighty (180) day period, and Landlord's determination shall be binding upon Tenant. Landlord shall notify Tenant of its determination, in writing, within forty-five (45) days after the date of the damage or destruction whether it elects to fully repair or restore the Building. If Landlord determines that the Building can be fully repaired or restored within the one hundred eighty (180) day period, or if Landlord determines that such repair or restoration cannot be made within said period, but Landlord does not elect to terminate within forty-five (45) days from the date of Landlord's determination, this Lease shall remain in full force and effect and Landlord shall diligently repair and restore the damage as soon as reasonably possible.

        10.04    Uninsured Casualties.    Notwithstanding anything contained herein to the contrary, in the event of damage to or destruction of all or any portion of the Building which is not fully covered by the insurance proceeds received by Landlord under the insurance policies required under Article 5.01 hereinabove (without regard to Landlord's deductible for such policies), Landlord may terminate this Lease by written notice to Tenant, given within forty-five (45) days after the date of notice to Landlord that said damage or destruction is not so covered. If Landlord does not elect to terminate this Lease, the Lease shall remain in full force and effect and Landlord shall commence reconstruction and restoration of Landlord's Work in the Premises as described in Exhibit D and shall diligently repair or rebuild Landlord's Work to substantially the condition in which it existed immediately prior to such damage or destruction.

        10.05    Waiver.    With respect to any destruction which Landlord is obligated to repair or may elect to repair under the terms of this Article 10, Tenant hereby waives all rights to terminate this Lease pursuant to rights otherwise presently or hereafter accorded by law to tenants, except as expressly otherwise provided herein.

11.    EMINENT DOMAIN

        11.01    Total Condemnation.    If the whole of the Premises is acquired or condemned by eminent domain, inversely condemned or sold in lieu of condemnation, for any public or quasi-public use or purpose ("Condemned"), then the Term shall terminate as of the date of title vesting in such proceeding, and Rent shall be adjusted as of the date of such termination. Tenant shall immediately notify Landlord of any such occurrence.

        11.02    Partial Condemnation.    If any part of the Premises is partially Condemned, and such partial condemnation renders the Premises unusable for the business of the Tenant, as reasonably determined by Landlord, or in the event a substantial portion of the Building is Condemned, as reasonably determined by Landlord, then the Term shall terminate as of the date of title vesting in such proceeding and Rent shall be adjusted to the date of termination. If such condemnation is not sufficiently extensive to render the Premises unusable for the business of Tenant, as reasonably determined by Landlord, or less than a substantial portion of the Building is Condemned, then Landlord shall promptly restore the Premises to a condition comparable to its condition immediately prior to such condemnation less the portion thereof lost in such condemnation, and this Lease shall continue in full force and effect except that after the date of such title vesting the Base Rent shall be appropriately reduced based on the proportion of the Premises rendered unuseable for the business of Tenant, as reasonably determined by Landlord.

        11.03    Landlord's Award.    If the Premises are wholly or partially Condemned, then, subject to the provision of Article 11.04 below, Landlord shall be entitled to the entire award paid for such condemnation, and Tenant waives any right or claim to any part thereof from Landlord or the condemning authority.

        11.04    Tenant's Award.    Tenant shall have the right to claim and recover from the condemning authority, but not from Landlord, such compensation as may be separately awarded or recoverable by Tenant in Tenant's own right on account of any and all costs or loss incurred by Tenant including, without limitation, removing Tenant's merchandise, furniture, fixtures, leasehold improvements and equipment to a new location.

        11.05    Temporary Condemnation.    If the whole or any part of the Premises shall be Condemned for any temporary public or quasi-public use or purpose, this Lease shall remain in effect and Tenant shall be entitled to receive for itself such portion or portions of any award made for such use with respect to the period of the taking which is within the Term. If a temporary condemnation remains in force at the expiration or earlier termination of this Lease, Tenant shall pay to Landlord a sum equal to the reasonable cost of performing any obligations required of Tenant by this Lease with respect to the surrender of the Premises, including without limitation, repairs and maintenance, and upon such payment such obligations shall be deemed satisfied. If a temporary condemnation is for an established period which extends beyond the Term, the Lease shall terminate as of the date of occupancy by the condemning authority, and the damages shall be as provided in Articles 11.03 and 11.04 hereinabove and Rent shall be adjusted to the date of occupancy.

        11.06    Notice and Execution.    Landlord shall, immediately upon service of process in connection with any condemnation or potential condemnation, give Tenant notice in writing thereof. Tenant shall immediately execute and deliver to the Landlord all instruments that may be required to effectuate the provisions of this Article.

12.    DEFAULT

        12.01    Events of Default.    The occurrence of any of the following events shall constitute an "Event of Default" on the part of Tenant:

          (a)    Vacation or Abandonment.    Vacation or abandonment of the Premises (absence from the Premises for sixty (60) consecutive days or more, without a Landlord-approved assignee or sublessee, shall conclusively be deemed an abandonment or vacation of the Premises, except for renovation, or remodeling and provided Landlord has written notice thereof;

          (b)    Payment.    Failure to pay any installment of Base Rent due and payable hereunder upon the date when said payment is due, continuing for a period of three (3) days, or failure to pay any installment of Additional Rent or other monies due and payable hereunder upon the date when said payment Is due, continuing for a period of three (3) days after written notice of such failure;

          (c)    Performance.    Default in the performance of any of Tenant's covenants, agreements or obligations hereunder (except default in the payment of Rent, Additional Rent or other monies), where such failure is curable and continues uncured for ten (10) days after notice by Landlord to Tenant, provided that if the nature of the default cannot be reasonably cured within ten (10) days, Tenant shall not be deemed in default if it shall commence curing the default within such ten (10) day period and diligently prosecutes same to completion;

          (d)    Assignment.    A general assignment by Tenant for the benefit of creditors or any Unauthorized Assignment as defined below in Article 13;

          (e)    Bankruptcy.    The filing of a voluntary petition by Tenant, or the filing of an involuntary petition by any of Tenant's creditors seeking the rehabilitation, liquidation or reorganization of Tenant under any law relating to bankruptcy, insolvency or other relief of debtors;

          (f)    Receivership.    The appointment of a receiver or other custodian to take possession of substantially all of Tenant's assets or of this leasehold;

          (g)    Insolvency, Dissolution, Etc.    Tenant shall become insolvent or unable to pay its debts, or shall fail generally to pay its debts as they become due; or any court shall enter a decree or order directing the winding up or liquidation of Tenant or of substantially all of its assets; or Tenant shall take any action toward the dissolution or winding up of its affairs or the cessation or suspension of its use of the Premises;

          (h)    Attachment.    Attachment, execution or other judicial seizure of substantially all of Tenant's assets or this leasehold; or

          (i)    Hazardous Materials Release.    Any on-site or off-site contamination or violation of any Health and Safety Laws as set forth in Article 14.

        12.02    Landlord's Remedies.

          (a)    Vacation or Abandonment.    If Tenant vacates or abandons the Premises (as set forth in Article 12.01(a)), this Lease shall continue in effect, Landlord shall not be deemed to have terminated this Lease other than by written notice of termination from Landlord, and Landlord shall have all of the remedies of a landlord provided by Article 1951.4 of the Civil Code of the State of California. At any time subsequent to vacation or abandonment of the Premises by Tenant, Landlord may give notice of termination and shall thereafter have all of the rights hereinafter set forth.

          (b)    Termination.    Following the occurrence of any Event of Default, Landlord shall have the right, so long as the default continues, to terminate this Lease by written notice to Tenant setting forth: (i) the default; (ii) the requirements to cure it; and (iii) a demand for possession, which shall be effective three (3) days after it is given or upon expiration of the times specified in Article 12.01 hereinabove, whichever is later.

          (c)    Possession.    Following termination under subsection (b), without prejudice to any other remedies Landlord may have by reason of Tenant's default or of such termination, Landlord may then or at anytime thereafter, (i) peaceably re-enter the Premises, or any part thereof, upon voluntary surrender by Tenant or expel or remove Tenant therefrom and any other persons occupying them, using such legal proceedings as are then available; (ii) repossess and enjoy the Premises, or relet the Premises or any part thereof for such term or terms (which may be for a term extending beyond the Term) at such rental or rentals and upon such other terms and conditions as Landlord in its sole discretion shall determine, with the right to make reasonable alterations and repairs to the Premises; and (iii) remove all personal property therefrom and, at Landlord's option, retain all or any of such personal property (and title thereto shall thereupon vest in Landlord without compensation to Tenant) or dispose of all or any of such personal property, in any manner, without compensation to Tenant. In the event Landlord removes all or any of Tenant's personal property pursuant to the foregoing provisions, Tenant shall pay to Landlord, upon demand, the actual expense of such removal and disposition and the cost of repairing any damage to the Premises resulting from such removal.

          (d)    Recovery.    Following termination under subsection (b), Landlord shall have all the rights and remedies of a landlord provided by Article 1951.2 of the Civil Code of the State of California. The amount of damages which Landlord may recover following termination under subsection (b) shall include: (i) the worth at the time of the award of the unpaid rent and other amounts which had been earned at the time of termination; (ii) the worth at the time of the award of the amount by which the unpaid rent which would have been earned after termination until the time of the award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; (iii) the worth at the time of the award of the amount by which the unpaid

  Rent for the balance of the Term after the time of award exceeds the amount of rental loss Tenant proves could be reasonably avoided; and (iv) any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant's failure to perform its obligations under this Lease. The "worth at the time of the award" of the amount referred to in (i) and (ii) above shall be computed by allowing interest thereon at the Default Rate (as set forth below). The "worth at the time of the award" of the amount referred to in (iii) above shall be computed by discounting such amount at the Default Rate (as set forth below). Tenant hereby covenants and agrees that the Rent Abatement granted by Landlord to Tenant pursuant to this Lease is granted by Landlord upon Landlord's and Tenant's presumption that Tenant shall remain on the Premises for the entire five (5) years duration of the Term and, therefore, in the event of termination under Article 12.02(b), such abatement of Base Rent shall be forfeited by Tenant, and the "worth at the time of award" of the Base Rent unpaid by Tenant pursuant to the Lease, shall include damages in the amount of any and all Base Rent previously abated plus interest thereon as otherwise provided in the Lease.

          (e)    Additional Remedies.    In addition to the foregoing remedies, Landlord shall, so long as this Lease is not terminated, have the right to remedy any default of Tenant to maintain or improve the Premises without terminating this Lease, to incur expenses on behalf of Tenant in seeking a new subtenant, or to cause a receiver to be appointed to administer the Premises and new or existing subleases, and to add to the Rent payable hereunder all of Landlord's reasonable costs in so doing, with interest at the lower of the prime rate of interest at the time of said default charged by Bank of America N.A. plus three percent (3%) or the maximum lawful rate.

          (f)    Other.    If Tenant causes or threatens to cause a breach of any of the covenants, agreements, terms or conditions contained in this Lease, Landlord shall be entitled to retain all sums held by Landlord by any trustee or in any account provided for herein, to enjoin such breach or threatened breach, and to invoke any right and remedy allowed at law or in equity or by statute or otherwise as though re-entry, summary proceedings and other remedies were not provided for in this Lease. As used in this Article, the term "threatens" is limited to delivery to Landlord of a written statement by Tenant indicating Tenant's intent to cause a breach or Tenant's anticipation of its uncured default in the performance of, any of the covenants, agreements, terms or conditions contained in this Lease.

          (g)    Cumulative.    Each right and remedy of Landlord provided for in this Lease shall be cumulative and shall be in addition to every other right or remedy provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise. The exercise or beginning of the exercise by Landlord of any one or more of the rights or remedies provided for in this Lease, or now or hereafter existing at law or in equity or by statute or otherwise, shall not preclude the simultaneous or later exercise by Landlord of any or all other rights or remedies provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise.

          (h)    No Waiver.    No failure by Landlord to insist upon the strict performance of any term hereof or to exercise any right or remedy consequent upon a breach thereof, and no acceptance of full or partial payment of Rent during the continuance of any such breach shall constitute a waiver of any such breach or of any such term. Efforts by Landlord to mitigate the damages caused by Tenant's breach of this Lease shall not be construed to be a waiver of Landlord's right to recover damages under this Article 12. Nothing in this Article 12 affects the right of Landlord to indemnification by Tenant in accordance with Article 5.08 hereinabove for liability arising prior to the termination of this Lease for personal injuries or property damage.

13.    ASSIGNMENT AND SUBLETTING

        13.01    Assignment and Subletting; Prohibition.    Tenant shall not assign, mortgage, pledge, hypothecate or otherwise transfer, this Lease, in whole or in part, or any interest therein, nor sublet or permit occupancy by any party other than Tenant of all or any part of the Premises (each of the foregoing is hereinafter sometimes referred to as a "Transfer"), without the prior written consent of Landlord in each instance, which consent Landlord shall not unreasonably withhold, condition or delay. As material consideration for this Lease, Tenant hereby agrees to provide the following written materials to Landlord regarding any proposed Transfer for Landlord's approval: (i) the proposed Transfer agreement to Landlord for Landlord's approval; (ii) the audited financial statements of the transferee for the three (3) years prior to the proposed Transfer; (iii) detailed summaries of the transferee's business operations; (iv) a detailed credit report of the transferee; and (v) banking references for the transferee. Landlord shall have the right to review the written material submitted by Tenant regarding such Transfer for a period of fifteen (15) business days following Landlord's receipt of such material to consent or decline to consent to such Transfer. No Transfer by Tenant shall relieve Tenant of any obligation under this Lease, including Tenant's obligation to pay Base Rent and Additional Rent hereunder. Any purported Transfer contrary to the provisions hereof without Landlord's consent ("Unauthorized Transfer") shall be void. The consent by Landlord to any Transfer shall not constitute a waiver of the necessity for such consent to any subsequent Transfer. As Additional Rent hereunder, Tenant shall reimburse Landlord for actual legal and other expenses incurred by Landlord in connection with any request by Tenant for Landlord's consent to the Transfer and, as a deposit against such obligation, Tenant shall submit to Landlord with each request for consent to a Transfer a deposit of One Thousand ($1,000). Such amount shall be reimbursed by Tenant to Landlord within ten (10) days following the submission to Tenant of a written invoice from Landlord's counsel for such costs and fees payable by Landlord with respect to any request by Tenant for Landlord's consent to such a Transfer, whether or not Landlord ultimately approves such Transfer. Tenant shall have the right, subject to the foregoing obligations to deliver the relevant written materials to Landlord to enter into an assignment of this Lease to any subsidiary corporation of Tenant, Tenant's parent corporation, to any corporation or other entity that controls, is controlled by or under common control with Tenant or to any corporation, partnership or other entity succeeding to substantially all of the assets of Tenant as a result of a consolidation or merger, or to a corporation, partnership or other entity to which all or substantially all of the assets of Tenant have been sold ("Affiliate Transferee"), provided any Affiliate Transferee that is an assignee (but not any sublessee) executes an instrument in form and content reasonably acceptable to Landlord assuming all of Tenant's obligation under the Lease. No Transfer by Tenant to an Affiliate Transferee shall relieve Tenant of any obligation under this Lease, including Tenant's obligation to pay Base Rent and Additional Rent hereunder.

        13.02    Bonus Rental.    If for any assignment or sublease (other than with an Affiliate Transferee), Tenant receives rent or other consideration, either initially or over the term of the assignment or sublease, in excess of the Rent called for hereunder, or in case of the sublease of a portion of the Premises, in excess of such Rent fairly allocable to such portion, after appropriate adjustments to assure that all other payments called for hereunder are appropriately taken into account, Tenant shall pay to Landlord, as Additional Rent hereunder, fifty percent (50%) of the excess of each such payment of rent or other consideration received by Tenant, which shall be due and payable by Tenant to Landlord promptly after its receipt by Tenant. Whenever Landlord is entitled to share in any excess income resulting from an assignment or sublease of the Premises, the following shall constitute the definition of "Profits": the gross revenue received from the assignee or sublessee during the sublease term or during the assignment, with respect to the space covered by the sublease or the assignment ("Transferred Space") less: (a) the gross revenue paid to Landlord by Tenant during the period of the sublease term or during the assignment with respect to the Transferred Space; (b) the gross revenue as to the Transferred Space paid to Landlord by Tenant for all days the Transferred space was vacated from the date that Tenant first vacated the Transferred Space until the date the assignee or sublessee was to pay Rent; (c) any improvement allowance for the Premises paid by Tenant to sublessee or assignee; (d) brokers' commissions; (e) attorneys' fees; (f) lease takeover payments; (g) costs of advertising the space for sublease or assignment and (h) unamortized cost of initial and subsequent improvements to the Premises made by Tenant; provided however, under no circumstance shall Landlord be paid any Profits until Tenant has recovered all the items set forth in subparts (a) through (h) for such Transferred Space, it being understood that if in any year the gross revenues, less the deductions set forth in subparts (a) through (h) above (the "Net Revenues"), are less than any and all costs actually paid in assigning or subletting the affected space (collectively, "Transaction Costs"), the amount of the excess Transaction Costs shall be carried over to the next year and then deducted from Net Revenues with the procedure repeated until a Profit is achieved.

        13.03    Scope.    The prohibition against Unauthorized Transfers contained in this Article shall be construed to include a prohibition against any Transfer by operation of law. If this Lease or any interest therein be assigned, or if the underlying beneficial interest of Tenant is transferred, or if the Premises or any part thereof be sublet or occupied by anybody other than Tenant, Landlord may collect rent from the assignee, subtenant or occupant and apply the net amount collected to the Rent herein reserved and apportion any excess rent so collected in accordance with the terms of the immediately preceding paragraph, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of this covenant, or the acceptance of the assignee, subtenant or occupant as tenant, or a release of Tenant from the further performance by Tenant of covenants on the part of Tenant herein contained. No assignment or subletting shall affect the continuing primary liability of Tenant (which, following assignment, shall be joint and several with the assignee), and Tenant shall not be released from performing any of the terms, covenants and conditions of this Lease.

        13.04    Waiver.    Notwithstanding any Transfer, or any indulgences, waivers or extensions of time granted by Landlord to any transferee, or failure by Landlord to take action against any transferee, Tenant waives notice of any default of any transferee and agrees that Landlord may, at its option, proceed against Tenant without having taken action against or joined such transferee, except that Tenant shall have the benefit of any indulgences, waivers and extensions of time granted to any such transferee. Tenant further waives monetary damages, of whatever kind or nature, from Landlord as a result of, or in any way related to any proposed Transfer, whether Landlord consented to such Transfer or withholds its consent to such Transfer.

        13.05    Release.    Whenever Landlord conveys its interest in the Project, Parking Area, Lot and/or Building, Landlord shall be automatically released from the further performance of covenants on the part of Landlord herein contained, and from any and all further liability, obligations, costs and expenses, demands, causes of action, claims or judgments arising from or growing out of, or connected with this Lease after the effective date of said release. The effective date of said release shall be the date Landlord transfers title of the Project to the new owner. If requested, Tenant shall execute a form of release and such other documentation as may be required to further effect the provisions of this Article 13.

        13.06    Recapture of Premises.    In the event Tenant proposes to enter into a Transfer (other than a Transfer with an Affiliate Transferee), which Transfer, when taken together with all previous transfers, relates to more than forty nine percent (49%) of the rentable square feet of the Premises (the "Subject Space") and is for the entire then remaining balance of the Term, or substantially all of the remaining balance of the Term, then Tenant shall notify Landlord in writing (the "Availability Notice") if Tenant wishes to Transfer the Subject Space. Landlord shall have the option, by written notice to Tenant (the "Recapture Notice") within ten (10) days after receiving any Availability Notice, to recapture the Subject Space as described below. A timely Recapture Notice terminates this Lease and Tenant's obligations regarding the Subject Space for the remaining term of the Lease and as of the date sixty (60) days after Landlord delivers the Recapture Notice to Tenant. If Landlord declines to or fails timely to elect to recapture the Subject Space, Landlord shall have no further right under this Section 13.06 to the Subject Space unless Tenant fails to Transfer the Subject Space within one hundred fifty (150) days after Landlord receives the Availability Notice or it becomes available again after Transfer by Tenant. To determine the new Base Rent under the Lease if Landlord recaptures the Subject Space, the original Base Rent under the Lease shall be multiplied by a fraction, the numerator of which is the square feet of Rentable Area of the Premises retained by Tenant after Landlord's recapture and the denominator of which is the total square feet of Rentable Area of the Premises before Landlord's recapture. The Additional Rent, to the extent that it is calculated on the basis of the square feet of Rentable Area within the Premises, shall be reduced to reflect Tenant's proportionate share based upon the square feet of Rentable Area of the Premises retained by Tenant after Landlord's recapture.

14.    HAZARDOUS MATERIALS

        14.01    Definitions.

          (a)    Health and Safety Laws.    "Health and Safety Laws" means any and all federal, state or local laws, ordinances, rules, decrees, orders, regulations, court decisions and other authority relating to hazardous substances, hazardous materials, hazardous waste, toxic substances, materials or wastes, environmental conditions on, under or about the Premises, or soil and ground water conditions, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), as amended, 42 U.S.C. § 9601, et seq., the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. §6901, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §1801, et seq., the Federal Water Pollution Control Act of 1972, 33 U.S.C. § 1251, et. seq., the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq., the Toxic Substances Control Act ("TSCA"), 15 U.S.C. § 2601, et seq., the Federal Insecticide, Fungicide, and Rodenticide Act ("FIFRA"), 7 U.S.C. §136, et seq., the Federal Hazardous Substances Control Act, 15 U.S.C. § 1261, et seq., the Noise Control Act of 1972, 42 U.S.C. § 4901, et seq., the Occupational Safety and Health Act ("OSHA"), 29 U.S.C. § 651, et seq., the California Hazardous Waste Control Act, Cal. Health and Safety Code § 25100, et seq., the Carpenter-Presley-Tanner Hazardous Substances Account Act, Cal. Health and Safety Code § 25300, et seq., the Safe Drinking Water and Toxic Enforcement Act of 1986 ("California Proposition 65"), Cal. Health and Safety Code § 25249.5, et seq., the Porter-Cologne Water Quality Control Act, Cal. Water Code §13000, et. seq., any amendments to the foregoing, and any similar federal, state or local laws, ordinances, rules, decrees, orders or regulations.

          (b)    Hazardous Materials.    "Hazardous Materials" means any chemical, compound, material, substance or other matter that: (I) is defined as a hazardous substance, hazardous material, hazardous waste or toxic substance, material or waste under any Health and Safety Law, including, but not limited to, those substances, materials or wastes regulated now or in the future under any statutes or regulations; (ii) is controlled or governed by any Health and Safety Law or gives rise to any reporting, notice or publication requirements thereunder, or gives rise to any liability, responsibility or duty on the part of Tenant or Landlord with respect to any third person hereunder; or (iii) is flammable or explosive material, oil or any other petroleum-based substance, freon, asbestos, urea formaldehyde, radioactive material, nuclear medicine material, drug, vaccine, bacteria, virus, hazardous waste, toxic substance, or related injurious or potentially injurious material (by itself or in combination with other materials).

          (c)    Off-Site Contamination.    The term "Off-Site Contamination" shall mean the presence of any Hazardous Materials, associated in any way with Tenant's, its successors' or assigns' use or occupation of the Premises, transported, arranged for disposal of, or disposed of by Tenant or any third party on behalf of Tenant or its agents, employees or officers to any site or location other than the Premises.

          (d)    On-Site Contamination.    The term "On-Site Contamination" shall mean the presence of any Hazardous Materials in, on or under any portion of the Premises.

        14.02    Use.    Tenant shall not allow any Hazardous Material to be used, generated, manufactured, released, stored or disposed of on, under or about, or transported from, the Premises, unless: (a) such use is specifically disclosed to and approved by Landlord in writing prior to such use; and (b) such use is conducted in compliance with the provisions of this Article 14. Landlord's consent may be withheld in Landlord's sole discretion, and, if granted, may be revoked at any time. Landlord may approve such use subject to reasonable conditions to protect the Premises and Landlord's interests. Landlord may withhold approval if Landlord determines that such proposed use involves a material risk of a release or discharge of Hazardous Materials or a violation of any Health and Safety Laws or that Tenant has not provided reasonable assurances of its ability to remedy such a violation and fulfill its obligations under this Article 14. Notwithstanding the foregoing, Landlord hereby consents to Tenant's use, storage or disposal of products containing small quantities of Hazardous Materials, which products are of a type customarily found in offices and households (such as aerosol cans containing insecticides, toner for copies, paints, paint remover and the like), provided that Tenant shall handle, use, store and dispose of such Hazardous Materials in a safe and lawful manner and shall not allow such Hazardous Materials to contaminate the Premises.

        14.03    Compliance With Laws; Handling of Hazardous Materials.    Tenant shall strictly comply with, and shall maintain the Premises in compliance with, all Health and Safety Laws. Tenant shall obtain, maintain in effect and comply with the conditions of all permits, licenses and other governmental approvals required for Tenant's operations on the Premises under any Health and Safety Laws, including, but not limited to, the discharge of appropriately treated Hazardous Materials into or through any sanitary sewer serving the Premises. At Landlord's request, Tenant shall deliver copies of, or allow Landlord to inspect, all such permits, licenses and approvals. All Hazardous Materials removed from the Premises shall be removed and transported by duly licensed haulers to duly licensed disposal facilities, in compliance with all Health and safety Laws. Tenant shall be responsible for the proper disposal of any mercury-containing fluorescent lighting fixtures. Tenant shall perform any monitoring, testing, investigation, clean-up, removal, detoxification, preparation of closure or other required plans and any other remedial work required by any governmental agency or lender or reasonably recommended by Landlord's environmental consultants as a result of any release or discharge or potential release or discharge of Hazardous Materials and resulting in On-Site Contamination or Off-Site Contamination or any violation or potential violation of Health and Safety Laws by Tenant or any successor or sublessee of Tenant or their respective agents, contractors, employees, licensees or invitees (collectively, "Remedial Work"). Landlord shall have the right to intervene in any governmental action or proceeding involving any Remedial Work, and to approve performance of the work, in order to protect Landlord's interests. Landlord shall have the right to require Tenant to provide an Standard ASTM E 1527-93 Phase I (cost not to exceed $3,000.00) Environmental Clearance Report prepared for Landlord's approval at the time Tenant vacates the Premises. Tenant shall not enter into any settlement agreement, consent decree or other compromise with respect to any claims relating to Hazardous Materials without notifying Landlord and providing ample opportunity for Landlord to intervene.

        14.04    Compliance With Insurance Requirements.    Tenant shall comply with the requirements of Landlord's and Tenant's insurers regarding Hazardous Materials and with such insurers' recommendations based upon prudent industry practices regarding management of Hazardous Materials.

        14.05    Indemnity.    Tenant shall indemnify, protect, defend and hold Landlord (and its partners and their respective officers, directors, employees and agents), the Premises, Building, Lot Parking Areas, and all other areas of the Project harmless from and against any and all liabilities, demands, penalties, fines, claims, suits, judgments, actions, investigations, proceedings, costs and expenses (including attorneys' fees and court costs) arising out of or in connection with any breach of any provisions of this Article 14, directly or indirectly arising out of any liability of Tenant under any Health and Safety Law or associated with any On-Site Contamination or any Off-Site Contamination which is caused, suffered or permitted to be brought upon, kept, used, discharged, deposited or leaked in or about the Premises or any other portion of the Project by Tenant or any of Tenant's assigns, agents, employees, contractors or invitees or by anyone in the Premises other than Landlord, Landlord's agents, employees or contractors, including, but not limited to, the use, generation, storage, release, disposal or transportation of Hazardous Materials by Tenant, or any successor or sublessee of Tenant, or their respective agents, contractors, employees, licensees, or invitees, on, under or about the Premises during the Term, and including, but not limited to, all consequential damages and the cost of any Remedial Work. Any defense by Tenant pursuant to this Article shall be by counsel reasonably acceptable to Landlord. Neither the consent by Landlord to the use, generation, storage, release, disposal or transportation of Hazardous Materials nor the strict compliance with all Health and Safety Laws shall excuse Tenant from Tenant's indemnification obligations pursuant to this Article 14.05. The foregoing indemnity shall be in addition to and not a limitation of the indemnification provisions of Article 5.09 of this Lease. Tenant's obligations pursuant to this Article 14.05 shall survive the termination or expiration of the Lease. Notwithstanding anything in this Lease to the contrary, the liability of Tenant, and any indemnities provided by Tenant, shall not extend to Hazardous Materials that are not placed on the Premises, the Building or the Project, or on the land upon which the Building and Project is situated by Landlord, or by any of Landlord's agents, contractors and employees. In addition, Landlord shall not include in operating expenses, or pass on to Tenant directly or indirectly, the cost incurred by Landlord in monitoring, reporting, testing, abating and/or removing Hazardous Materials that were contained in the Premises, the Building, the Project and/or on the land upon which the Building is situated as of the Lease Date.

        14.06    Notice.    Each party to this Lease shall notify the other party, in writing, as soon as reasonably possible, and in any event within five (5) business days after, any of the following: (a) a party has knowledge, or it has reasonable cause to believe, that any Hazardous Material has been released, discharged or is located on, under or about the Premises, whether or not the release or discharge is in quantities that would otherwise be reportable to a public agency, (b) a party receives any order of a governmental agency requiring any Remedial Work pursuant to any Health and Safety Laws; (c) a party receives any warning, notice of inspection, notice of violation or alleged violation, or a party receives notice or knowledge of any proceeding, investigation of enforcement action, pursuant to any Health and Safety Laws; or (d) a party receives notice or knowledge of any claims made or threatened by any third party against that party or the Premises relating to any loss or injury resulting from Hazardous Materials or from violation of any Health and Safety Law. If the potential risk of any of the foregoing events is material, the party having notice of such event shall deliver immediate verbal notice to the other party, in addition to written notice as set forth above. Landlord and Tenant agree to deliver to one another copies of all test results, reports and business or management plans required to be filed with any governmental agency pursuant to any Health and Safety Laws.

        14.07    Default.    The release or discharge of any Hazardous Material or the violation of any Hazardous Materials Law by Tenant or any successor or sublessee of Tenant shall be a material default by Tenant under the Lease. In addition to or in lieu of the remedies available under the Lease as a result of such default, Landlord shall have the right, without terminating the Lease, to require Tenant to suspend its operations and activities on the Premises until Landlord is satisfied that appropriate Remedial Work has been or is being adequately performed; Landlord's election of this remedy shall not constitute a waiver of Landlord's right thereafter to declare a default and pursue other remedies set forth in the Lease.

        14.08    Landlord's Disclosure.    Pursuant to the requirements of California Health and Safety Code Section 25359.7, Landlord hereby notifies Tenant that Landlord does not know, and does not have reasonable cause to believe, that any release of any Hazardous Material has come to be located on or beneath the Premises, Building or Project.

15.    OFFSET STATEMENT, ATTORNMENT AND SUBORDINATION

        15.01    Estoppel Certificate.    Within ten (10) days after request therefor by Landlord, or if on any sale, assignment or hypothecation by Landlord of Landlord's interest in the Project, Building, Lot and/or Parking Area, or any part thereof, an Estoppel certificate shall be required from Tenant, Tenant shall deliver, in recordable form, such a certificate to any proposed mortgagee or purchaser, and to Landlord, certifying (if such be the case) that (i) this Lease is in full force and effect; (ii) the date of Tenant's most recent payment of Rent, and that Tenant has no defenses or offsets outstanding, or stating those offsets or defenses claimed by Tenant; (iii) and any other information reasonably requested. Tenant's failure to deliver said certificate in time shall be conclusive upon Tenant that: (i) this Lease is in full force and effect, without modification except as may be represented by Landlord; (ii) there are no uncured defaults in Landlord's performance and Tenant has no right of offset, counterclaim or deduction against Rent hereunder; and (iii) no more than one period's Base Rent has been paid in advance. Failure of Tenant to deliver such a certificate to Landlord or any proposed mortgagee or purchaser within ten (10) days following Landlord's request therefor shall be deemed Tenant's acknowledgment of the correctness of the statements made in the foregoing sentence and that the aforementioned mortgagee(s) and/or purchaser(s) may rely on said statements.

        15.02    Attornment.    Tenant shall, in the event any proceedings are brought for the foreclosure of, or in the event of exercise of the power of sale under any mortgage or deed of trust made by the Landlord, its successors or assigns, encumbering the Premises, or any part thereof, or in the event of termination of a ground lease, if any, and if so requested, attorn to the purchaser upon such foreclosure or sale or upon any grant of a deed in lieu of foreclosure and recognize such purchaser as the Landlord under this Lease.

        15.03    Subordination.    The rights of Tenant hereunder are and shall be, at the election of the mortgagee, subject and subordinate to the lien of such mortgage, or the lien resulting from any other method of financing or refinancing, now or hereafter in force against the Project, Building, Lot and/or Parking Area, and to all advances made or hereafter to be made upon the security thereof; provided, however, that notwithstanding such subordination, so long as Tenant is not in default under any of the terms, covenants and conditions of this Lease, neither this Lease nor any of the rights of Tenant hereunder upon Tenant's covenanting that Tenant is not in default hereunder, shall be terminated or subject to termination by any trustee's sale, any action to enforce the security, or by any proceeding or action in foreclosure. If requested, Tenant agrees to execute whatever documentation may be required to further effect the provisions of this Article.

16.    NOTICES

        16.01    Notices.    All notices required to be given hereunder shall be in writing (except for notice required pursuant to Section 12.01(b)) and shall be (i) personally delivered, in which even they shall be deemed received on the date of delivery, (ii) sent by certified mail, postage prepaid, return receipt requested, or by a professional courier company which provides a receipt evidencing delivery, in which event they shall be deemed received on the date of delivery as evidenced by the receipt; or (iii) sent by telecopy. Any notice, request, demand, direction or other communication sent by cable, telex or telecopy must be confirmed within forty-eight (48) hours by letter mailed or delivered in accordance with the foregoing. The Landlord's and Tenant's addresses for written notices required to be given hereunder shall be the addresses set forth in the Basic Lease Information, or at such other place designated by advance written notice delivered in accordance with the foregoing.

17.    SUCCESSORS BOUND

        17.01    Successors Bound.    This Lease and each of its covenants and conditions shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors and legal representatives and their respective assigns, subject to the provisions hereof. Whenever in this Lease a reference is made to the Landlord, such reference shall be deemed to refer to the person in whom the interest of the Landlord shall be vested and Landlord shall have no obligation hereunder as to any claim arising after the transfer of its interest in the Premises. Any successor or assignee of the Tenant who accepts an assignment or the benefit of this Lease and enters into possession or enjoyment hereunder shall thereby assume and agree to perform and be bound by the covenants and conditions thereof. Nothing herein contained shall be deemed in any manner to give a right of assignment to Tenant without the written consent of Landlord.

18.    MISCELLANEOUS

        18.01    Waiver.    No waiver of any default or breach of any covenant by either party hereunder shall be implied from any omission by either party to take action on account of such default if such default persists or is repeated, and no express waiver shall affect any default other than the default specified in the waiver, and then said waiver shall be operative only for the time and to the extent therein stated. Waivers of any covenant, term or condition contained herein by either party shall not be construed as a waiver of any subsequent breach of the same covenant, term or condition. The consent or approval by either party to or of any act by either party requiring further consent or approval shall not be deemed to waive or render unnecessary their consent or approval to or of any subsequent similar acts.

        18.02    Easements.    Landlord reserves the right to (i) subdivide or alter the boundaries of the Lot and (ii) grant easements on the Lot and dedicate for public use portions thereof without Tenant's consent; provided, however, that no such grant or dedication shall materially interfere with Tenant's use of the Premises. From time to time, and upon Landlord's demand, Tenant shall execute, acknowledge and deliver to Landlord, in accordance with Landlord's instructions, any and all documents, instruments, maps or plats necessary to effectuate Tenant's covenants hereunder.

        18.03    Relocation.    Intentionally deleted.

        18.04    No Light, Air or View Easement.    Any diminution or shutting off of light, air or view by any structure which may be erected on lands adjacent to or in the vicinity of the Building shall in no way affect this Lease or impose any liability on Landlord.

        18.05    Corporate Authority.    If Tenant executes this Lease as a corporation, each of the persons executing this Lease on behalf of Tenant hereby covenants and warrants that: (i) Tenant is a duly authorized and existing corporation; (ii) Tenant is qualified to do business in the State of California; (iii) Tenant has full right and authority to enter into this Lease; and (iv) each of the persons executing on behalf of Tenant is authorized to do so.

        18.06    Accord and Satisfaction.    No payment by Tenant or receipt by Landlord of a lesser amount than the Rent herein stipulated shall be deemed to be other than on account of the Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such Rent or pursue any other remedy provided in this Lease.

        18.07    Limitation of Landlord's Liability.    The obligations of Landlord under this Lease shall not constitute personal obligations of the individual members, partners, directors, officers, or shareholders of Landlord or any member of Landlord, and in consideration of the benefits accruing hereunder to Tenant and notwithstanding anything contained in this Lease to the contrary, Tenant hereby covenants and agrees for itself and all of its successors and assigns that the liability of Landlord for its obligations under this Lease shall be limited solely to, and Tenant's and its successors' and assigns' sole and exclusive remedy shall be against the real estate that is the subject of this Lease and Tenant, its successors and assigns shall not seek recourse against the individual member, partners, directors, officers or shareholders of Landlord or any member of Landlord, or any of their personal assets for such satisfaction.

        18.08    Time.    Time is of the essence of every provision hereof.

        18.09    Attorneys' Fees.    In any arbitration, mediation, action or proceeding which the Landlord or the Tenant may be required to prosecute to enforce its respective rights hereunder, the less prevailing party therein agrees to pay all costs incurred by the more prevailing party therein, including reasonable attorneys' fees, to be fixed by the court, and said costs and attorneys' fees shall be made a part of the judgment in said action.

        18.10    Captions and Article Numbers.    The captions, article numbers and table of contents appearing in this Lease are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent or such sections or articles of this Lease nor in any way affect this Lease.

        18.11    Severability.    If any term, covenant, condition or provision of this Lease, or the application thereof to any person or circumstance, Shall to any extent be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, covenants, conditions or provisions of this Lease, or the application thereof to any person or circumstance, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

        18.12    Applicable Law.    This Lease, and the rights and obligations of the parties hereto, shall be construed and enforced in accordance with the laws of the State of California.

        18.13    Submission of Lease.    The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for leasing the Premises. This document shall become effective and binding only upon execution and delivery hereof by Landlord. No act or omission of any employee or agent of Landlord or of Landlord's broker or managing agent shall alter, change, or modify any of the provisions hereof.

        18.14    Holding Over.    Should Tenant, or any of its successors in interest, hold over the Premises, or any part thereof, after the expiration of the term of this Lease, unless otherwise agreed to in writing, such holding over shall constitute and be construed as tenancy from month-to-month only, at a monthly rent equal to one hundred fifty percent (150%) of the Base Rent owed during the final year of the Term of this Lease as the same may be extended from time to time. This inclusion of the preceding sentence shall not be construed as Landlord's permission for Tenant to hold over.

        18.15    Surrender.    Upon the expiration or earlier termination of this Lease, Tenant shall surrender the Premises to Landlord in good order, condition and repair, except for reasonable wear and tear or as otherwise provided in Articles 8, 10 and 11. Tenant shall not commit or allow any waste or damage to be committed on any portion of the Premises, Building or Project. All property that Tenant is required to surrender shall become Landlord's property upon the termination of this Lease. Landlord may cause any of said personal property that is not removed from the Premises within thirty (30) days after the date of any termination of this Lease to be removed from the Premises and stored at Tenant's expense, or, at Landlord's election said personal property thereafter shall belong to Landlord without the payment of any consideration, subject to the rights of any person holding a perfected security interest therein.

        18.16    Rules and Regulations.    At all times during the Term, Tenant shall comply with rules and regulations ("Rules and Regulations") for the Project, as set forth in Exhibit E (and such amendments as Landlord may reasonably adopt), attached hereto and by this reference made a part hereof.

        18.17    No Nuisance.    Tenant shall conduct its business and control its agents, employees, invitees and visitors in such a manner as not to create any nuisance, or interfere with, annoy or disturb any other tenant or Landlord in its operation of the Project.

        18.18    Broker.    Tenant warrants that it has had no dealings with any real estate broker or agent, other than the Broker set forth in the Basic Lease Information, in connection with the negotiation of this Lease, and that it knows of no other real estate broker or agent who is entitled to any commission or finder's fee in connection with this Lease. Tenant agrees to indemnify and hold harmless Landlord from and against any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including, without limitation, attorneys' fees and costs) with respect to any leasing commission or equivalent compensation alleged to be owing on account of Tenant's dealings with any real estate broker or agent other than Broker.

        18.19    Landlord's Right to Perform.    Upon Tenant's failure to perform any obligation of Tenant hereunder, including without limitation, payment of Tenant's insurance premiums, charges of contractors who have supplied materials or labor to the Premises, etc., Landlord shall have the right to perform such obligation of Tenant on behalf of Tenant and/or to make payment on behalf of Tenant to such parties, provided Landlord has first provided written notice to Tenant and given Tenant ten (10) days to perform such obligation (unless another cure period is provided herein). Tenant shall reimburse Landlord the reasonable cost of Landlord's performing such obligation on Tenant's behalf, including reimbursement of any amounts that may be expended by Landlord, plus interest at the rate of three percent (3%) over the prime rate as announced, from time to time, by Bank of America, N.A. per annum, as Additional Rent.

        18.20    Mortgage Protection.    Landlord shall not be in default under the terms of this Lease, or by law, unless Landlord fails to perform the obligations required of Landlord within a reasonable time, but in no event later than thirty (30) days after written notice by Tenant to Landlord and to the holder of any first mortgage or deed of trust covering the Premises whose name and address shall have theretofore been furnished to Tenant in writing specifying wherein Landlord has failed to perform such obligation. If, however, the nature of Landlord's obligation is such that more than thirty (30) days are required for performance, Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and diligently prosecutes the same to completion. Should Landlord be deemed to be in material default of this Lease, then Landlord shall be liable to Tenant for all damages sustained by Tenant as a direct result of Landlord's breach. If any such default materially interferes with Tenant's business operation in the Premises, Tenant may give Landlord and the holder of any first mortgage or deed of trust covering the Premises a second written notice specifying exactly the nature of the Landlord's failure and its impact on Tenant's business operation in the Premises and the further remedial action deemed necessary by Tenant. If such remedial action is not undertaken within thirty (30) days of such second written notice, Tenant shall be entitled to terminate this Lease, but in no event earlier than thirty (30) days after the second notice to Landlord and the holder of any first mortgage or deed of trust covering the Premises. Notwithstanding the foregoing, Tenant shall not be entitled to terminate this Lease as a result of Landlord's default if Landlord is making diligent efforts to perform the obligations required of Landlord under this Lease. Nothing herein contained shall be interpreted to mean that Tenant is excused from paying any rent due hereunder as a result of any default by Landlord.

        18.21    Nonliability.    Landlord shall not be in default hereunder or be liable for any damages directly or indirectly resulting from, nor shall the rental herein reserved be abated by reason (unless otherwise provided herein) of (i) the interruption of use of the Premises as a result of the installation of any equipment in connection with the Premises or Building or (ii) any failure to furnish or delay in furnishing any services required to be provided by Landlord when such failure or delay is caused by accident or any condition beyond the reasonable control of Landlord or by the making of necessary repairs or improvements to the Premises or to the Building, or the limitation, curtailment, rationing or restriction on use of water or electricity, gas or any other form of energy or any other service or utility whatsoever serving the Premises or the Building. Landlord shall use reasonable efforts to remedy any interruption in the furnishing of such services.

        18.22    Quiet Enjoyment.    So long as the Tenant shall fully and faithfully perform all of its obligations under this Lease when and as required under the terms of this Lease, Tenant shall enjoy peaceful and quiet possession of the Premises against any party claiming through Landlord.

        18.23    Modification for Lender.    If, in connection with obtaining construction, interim or permanent financing for the Project or the Building, the lender shall require reasonable modifications in this Lease as a condition to such financing, Tenant will not unreasonably withhold, delay or defer its consent thereto, provided that such modifications do not Increase the obligations of Tenant hereunder or materially adversely affect the leasehold interest hereby created or Tenant's rights hereunder.

        18.24    Recording.    Neither Landlord nor Tenant shall record this Lease without the consent of the other. Either party may, at its sole cost and expense, record a short form memorandum of this Lease in a form reasonably acceptable to the other party.

        18.25    Entire Agreement.    This Lease sets forth all covenants, promises, agreements, conditions and understandings between Landlord and Tenant concerning the Premises, Project, Building and Lot, and there are no covenants, promises, agreements, conditions or understandings, either oral or written, between Landlord and Tenant other than as are herein set forth. Except as herein otherwise provided no subsequent alteration, amendment, change or addition to this Lease shall be binding upon Landlord or Tenant unless reduced to writing and signed by Landlord and Tenant.

        18.26    Reasonableness.    Except where reference in the Lease is made to sole and absolute discretion, or words to that effect, Landlord and Tenant agree to act reasonably and in good faith to carry out the terms and provisions of this Lease as written.

        18.27    Additional Lease Provisions.    Additional Lease Provisions, if any, are set forth on Exhibit G, attached hereto.

        IN WITNESS WHEREOF, the parties have executed this Lease as of the date first above-written.

LANDLORD:	TENANT:
R. B. INCOME PROPERTIES, a California limited partnership	NOVACARDIA, INC., a Delaware corporation
By: THOMAS G. BLAKE, Trustee of the Thomas G. Blake and Kathleen B. Blake Family Trust u/d/t dated July 27, 1987, as amended, its General Partner	By: Name: Its:	/s/ Randall E. Woods Randall E. Woods President and CEO
	By:	/s/ Lynne R. Rollins

	Name:	Lynne R. Rollins
	Its:	CFO

IF TENANT SHALL BE A CORPORATION, THE AUTHORIZED OFFICERS MUST SIGN ON BEHALF OF THE CORPORATION. THE LEASE MUST BE EXECUTED BY THE PRESIDENT OR VICE-PRESIDENT AND THE SECRETARY OR ASSISTANT SECRETARY, UNLESS THE BY-LAWS OR A RESOLUTION OF THE BOARD OF DIRECTORS SHALL OTHERWISE PROVIDE, IN WHICH EVENT, THE BY-LAWS OR A CERTIFIED COPY OF THE RESOLUTION, AS THE CASE MAY BE, MUST BE FURNISHED. ALSO THE APPROPRIATE CORPORATE SEAL MUST BE AFFIXED.

EXHIBIT A

LEGAL DESCRIPTION

[TO BE ATTACHED]

EXHIBIT "A"

PARCEL A:

Lot 14 of EMPLOYMENT CENTER DEVELOPMENT UNIT NO. 2A, in the City of San Diego, County of San Diego, State of California, according to Map thereof No. 10394, filed in the Office of the County Recorder of San Diego County, May 26, 1982.

EXCEPT all oil, asphaltum, petroleum, natural gas and other hydrocarbons and other valuable mineral substances and products and all other minerals, whether or not of the same character hereinbefore generally described, in or under said land and lying and being at a vertical depth of 500 or more feet below the present natural surface of the ground, but without right of entry on the surface or within a vertical depth of 500 feet below the present natural surface of the ground, as reserved by Pardee Construction Company, a corporation, in deed recorded December 27, 1983 as File No. 83-470862 of Official Records.

PARCEL B:

All easements in common with others lawfully entitled thereto, appurtenant to the land referred to in Parcel A, as shown in Declaration of Covenants, Conditions and Restrictions of the Retention Basin Area, recorded in the Office of the County Recorder of San Diego County as File/Page No. 83-054132 of Official Records, and as shown in Declaration of Covenants, Conditions and Restrictions of San Diego Corporate Center, recorded in the Office of the County Recorder of San Diego County as File/Page No. 83-054133 of Official Records.

APN: 304-101-02-00

EXHIBIT B

BUILDING PLANS AND SITE PLAN

[TO BE ATTACHED]

[Picture of Site Plan]

[Floorplan of the Office Suites]

EXHIBIT C

PRELIMINARY PLANS

[TO BE ATTACHED]

[Diagram of Floor Plan]

[Diagram of Ceiling Plan]

12651 & 12671 High Bluff	FACILITY SOLUTIONS
BUILDING STANDARDS FOR TENANT IMPROVEMENTS	April 2004

PARTITIONS

  TWO-HOUR RATED PARTITION

          WALLS:

    1.
    3 5/8"—20 gauge metal studs—16" on center as req'd by code for walls and ceiling.

    2.
    5/8" thick type "X" gypsum wallboard—two layers each side of studs.

    3.
    Drywall taped smooth and sanded to receive paint or vinyl wallcovering, per plans.

    4.
    Batt insulation as per ICBO assembly number—between studs.

  ONE-HOUR RATED-TUNNEL CORRIDOR

          WALLS:

    1.
    3 5/8"—20 gauge metal studs—16" or 24" on center as req'd by code for walls and ceiling.

    2.
    5/8" thick type "X" gypsum wallboard—one layer each side of studs.

    3.
    Drywall taped smooth and sanded to receive paint or vinyl wallcovering, per plans.

    4.
    Batt insulation as per ICBO assembly number—between studs.

          CEILINGS:

    4.
    2 1/2", 25 gauge metal shaftwall studs

    5.
    1" liner on one side & (2) 1/2 layers type "X" gypsum board on the other side.

    6.
    Drywall taped smooth and sanded to receive paint or vinyl wallcovering, per plans.

    7.
    Batt insulation as per ICBO assembly number—between studs.

          GENERAL:

    8.
    All exterior corners with corner beads. All exposed edges finished with metal trim.

  ONE-HOUR RATED-FULL HEIGHT PARTITION

    1.
    3 5/8"—20 g metal studs—16" on center max from floor to underside of structure

    2.
    3 5/8"—20 g metal studs—16" on center max from floor to underside of structure

    3.
    5/8" thick type "X" gypsum wallboard—one layer each side of stud.

    4.
    Partition taped smooth and sanded to receive paint or vinyl wallcovering, per plans.

  DEMISING PARTITIONS

    1.
    3 5/8"—25 g metal studs—16" on center max from floor to underside of structure

    2.
    5/8" gypsum wallboard one layer each side of studs.

    3.
    Seismic bracing per code.

    4.
    Continuous acoustical sealant—top and bottom tracks.

    5.
    R-11 batt type fiberglass insulation between studs. Acoustical sealant at bottom track.

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    6.
    Partition taped smooth and sanded to receive paint or wallcovering.

  TYPICAL INTERIOR PARTITION (Non rated)

    1.
    3 5/8"—25 gauge metal studs 24" oc to 6" above ceiling grid

    2.
    5/8" gypsum wallboard one layer each side of studs.

    3.
    Seismic bracing per code.

    4.
    Partition taped smooth and sanded to receive paint or wallcovering.

    5.
    All exterior corners with corner beads. All exposed edges finished with metal trim.

  COLUMN FURRING

    1.
    5/8" gypsum wallboard, one layer on 2 1/2"-25 gauge metal studs or tube steel sanded smooth & painted, UNO.

    2.
    Height—floor slab to 6" above ceiling grid.

    3.
    Gypsum wallboard taped smooth and sanded to receive paint or wallcovering, all exterior corners with corner beads.

DOORS, FRAMES AND HARDWARE

  CORRIDOR DOOR ASSEMBLIES

    1.
    Plain Sliced maple veneer face by Weyerhaeuser/Marshfield
    Solid core 20 minute rated or 60 minute rated as req'd by location, compliant with Positive Pressure requirements, concealed in tumescent.
    Size: 3'-0" × 8'-0" × 1 3/4" doors, or 6'-0" × 8'-0"x 1 3/4" pair

    2.
    Rated frames are prefinished Timely TA-8 Frame and Trim Color: Alumatone (SC108)

    3.
    Hardware:
    20 minute rated single doors (Office Lock)
    Falcon B Series, Quantum Lever, 26 D finish (confirm this matches existing spec suites)
    Various assembly components to match standard established at spec suites and to comply with fire codes.

    4.
    Key System: New Keyway systems to be confirmed with property manager.

  INTERIOR TENANT DOOR ASSEMBLY (non-rated doors within office suites)

    1.
    Plain Sliced maple veneer face by Weyerhaeuser/Marshfield
    Solid core, non-rated, 3'-0" × 8'-0" × 1 3/4" doors
    Certification of applicable ratings and warranties to be provided. Doors shall be finished to match corridor doors in finish, material and appearance. Finish all edges.

    2.
    Non-rated frames are prefinished Timely TA-8 Frame and Trim Color: Alumatone (SC108)

    3.
    Hardware:
    Falcon B Series, Quantum Lever, 26 D finish (confirm this matches existing spec suites)
    Various assembly components to match standard established at spec suites and to comply with fire codes.

    4.
    Key System: New Keyway systems to be confirmed with property manager.

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INTERIOR GLAZING

  A.
  (a) 1/4" thick clear glass in non-rated, prefinished Timely frames, color to match door frames
  (b) 1/4" thick clear glass in non-rated, M-121 glass stop Color: Clear Aluminum.

  B.
  1/4" thick tempered safety glass where required per code.

  C.
  Return gypsum board into opening at both sides, provide metal corner bead all around opening.

SUSPENDED ACOUSTICAL CEILING

  A.
  Grid: 15/16" Armstrong Exposed T-Grid Suspension System Color: White

  B.
  Tile: Armstrong Dune 1775, 24"x24"x3/4" Fine Textured, Angled Tegular Edge Color: White

  C.
  Seismic bracing per code.

  D.
  Seismic wires for lighting and electrical to be provided by Acoustical Ceiling Contractor.

WINDOW COVERING

  A.
  Vertical blinds:

  1.
  3 1/2" perforated PVC vanes Color: White
  -or- 3 1/2" solid PVC flat vanes, Color: White

  2.
  Heavy duty Head rail System with EZ Auto Rotate Feature, Color: Clear aluminum

CABINETRY

  A.
  Plastic laminate horizontal and vertical surfaces.

  B.
  Color: varies from Tenant to Tenant (see finish plan).

  C.
  Cabinetry Construction: Designation, APA C-D plugged with exterior glue, 3/4" thick or 3/4" high pressure particle board.

  D.
  Cabinetry: Plastic laminate finish, countertops and splashes shall be constructed in accordance with WIC Manual of Millwork, "Custom" grade.

  E.
  Pulls: 5/16" diameter wire pulls with 4" c. to c. spacing and brushed chrome finish. U.N.O.

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TENANT SUITE FINISH MATERIALS

PAINT
A.	One coat: Basecoat Int Latex Wall Primer, Two coats: Int Flat Latex Wall Finish. Uniform smooth finish. Paint by ICl/Dulux (or equal)
STANDARD FIELD CARPET
	1.	Manufacturer:	Shaw
	2.	Type:	Metro
	3.	Installation:	Direct glue down
	4.	Color:	Varies per tenant.
RESILIENT FLOORING
	1.	Manufacturer:	Armstrong
	2.	Style Name:	Excelon Imperial Texture
	3.	Color:	Varies from tenant to tenant (see finish plan)
BASE
	1.	Manufacturer:	Burke or Roppe, Color varies per tenant (see finish plan).
	2.	Material:	Rubber
	3.	Size:	4" cove base at resilient flooring and straight base at glue down carpet
	4.	Transition:	Rubber transition strip between carpet and resilient flooring. Color to match base.

FIRE PROTECTION SYSTEMS

  GENERAL

    All work shall be in strict conformance with but not limited to the current editions of:

      Uniform Plumbing Code
      Uniform Building Code
      Uniform Fire Code
      Local Fire Department Regulations
      National Fire Protection Association
      All other Authorities Having Jurisdiction

    Work Included: All components and work necessary for a complete automatic fire sprinkler system.

  SYSTEM REQUIREMENTS

  1.
  The entire building shall be provided with a hydraulically calculated automatic fire sprinkler system for each occupancy classification.

  2.
  Minimum densities for areas of coverage shall be determined by the City of San Diego Fire Department.

  3.
  Tenant spaces are sized as a min for Ordinary Hazard Group 1, unless higher classification is req'd due to tenant usage and occupancy.

  4.
  The Contractor shall contact the City of San Diego Fire Department for scheduling of a water flow test to determine available water supply information to be used as a basis for hydraulic calculations.

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  5.
  Sprinkler Heads Ceiling Mounted: Pendant, natural brass with chrome finish, semi-recessed with matching adjustable metal escutcheon.

  FIRE EXTINGUISHER CABINETS

  1.
  Semi-recessed fire extinguisher cabinet. Larsen 1 1/4" square semi-recessed stainless steel cabinet #SS-2409-R1-VDUO with Sentry Dry Chemical Fire Extinguisher bottle: Sentry5 or equal.

HVAC

        A water source heat pump system with ducted return air

ELECTRICAL

  LIGHT FIXTURES

    The standard light fixture shall be a 2'x4'x6" deep, Indirect/Direct Lay-in (3) Lamp—Columbia STR24-332G-MPO-EB8-voltage with F32T8 TL35 lamps and high frequency electronic ballasts.

  RECEPTACLES

    White outlets, switches and coverplates

  EXIT SIGNS

    The standard exit sign shall be an edge-lit green, ceiling mount, recessed, housing with arrows as required, powered by LEDs with a 90 min. emergency battery pack. Dual Lite LECXGXWE (verify faces and arrows)

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EXHIBIT "D"

WORK LETTER AGREEMENT

        This Work Letter Agreement ("Work Letter") supplements that certain Office Lease (the "Lease), dated and executed concurrently herewith, by and between R.B. Income Properties, a California limited partnership, as "Landlord", and NovaCardia, Inc., a Delaware corporation, as "Tenant", covering certain premises described in the Lease (the "Premises"). All terms not defined herein shall have the same meaning set forth in the Lease. All notices required to be given hereunder shall be delivered in accordance with the requirements of Section 16.01 of the Lease.

1.    Construction of Tenant's Improvement Work.    Landlord shall furnish and install within the Premises those items shown on the plans, drawings and specifications finally approved by Landlord and Tenant pursuant to Paragraph 2 below (the "Tenant's Improvement Work") in compliance with all applicable codes, laws and regulations. Tenant's Improvement Work shall conform to building standard specifications for the Project, a copy of which is attached hereto as Attachment I.

2.    Construction Plans for Tenant's Improvement Work.    Final plans and drawings required by this Work Letter shall be prepared by Facility Solutions and shall be subject to the approval of Landlord and Tenant, which approval shall not be unreasonably withheld, conditioned or delayed.

        2.1    Preparation of Final Plans.    Based on the previously-approved Preliminary Plans, Landlord shall have Facility Solutions ("Space Planner") prepare complete construction plans, drawings and specifications for all of the improvements to be constructed by Landlord in the Premises (collectively, the "Final Plans"). Within five (5) days after receipt by Tenant of the Final Plans, Tenant shall deliver notice to Landlord of approval or reasonable disapproval of the Final Plans. The failure of Tenant to deliver notice of disapproval within five (5) days shall be deemed to be Tenant's approval. If Tenant reasonably disapproves of any portion of such Final Plans, Tenant shall specify the reason for its disapproval, and the parties shall meet within five (5) days of Landlord's receipt of Tenant's notice and resolve any disagreement. Landlord shall cause the Space Planner to redesign the Final Plans, incorporating those reasonable revisions required by Tenant.

        2.2    Changes or Additions to Final Plans.    Tenant shall have the right from time to time, but no later than the earlier of (a) the date Tenant approves the Final Plans; or (b) the date the Final Plans are submitted to the City for building permits to submit requests to Landlord for changes or additions to the Final Plans ("Change Order"). If Landlord approves any such Change Order, the Final Plans shall be revised and, to the extent that such Change Order results in a cost to Tenant in excess of the Improvement Allowance set forth in Subparagraph 3.1, Tenant shall pay for the cost of such Change Order.

3.    Allowance for Improvements.

        3.1    Improvement Allowance.    Except for Change Orders (which shall be made at Tenant's expense as set forth in Section 2.3), Landlord agrees to pay the "Work Costs" of the-Improvements (as defined in Paragraph 5) ("Improvement Allowance"), as defined below; provided, however, Tenant shall pay to Landlord the sum of Four Thousand Eighty-two Dollars ($4,082.00) as Tenant's contribution to Work Costs ("Tenant's Work Cost Contribution"). Tenant shall pay Tenant's Work Cost Contribution to Landlord upon execution of the Lease. Tenant shall pay to Landlord, upon Tenant's receipt from Landlord of an invoice therefore, for Work Costs in excess of the Tenant Improvement Allowance. All items of improvements, whether or not the cost thereof is covered by the Improvement Allowance, shall become the property of Landlord upon expiration or earlier termination of the Lease and shall remain on the Premises at all times during the Term of this Lease, except as otherwise provided in Section 11.04 of the Lease.

        3.2    Changes to Shell of Building.    If any amendment to the Final Plans or supplement thereto shall require modifications to the Building shell or common areas, or removal, alteration or modification of any existing improvements in the Premises the cost of the work caused by any such change, removal, alteration or modification shall be charged as a Change Order.

4.    Construction of Improvements.    Following the approval by Landlord and Tenant of the Final Plans and the issuance of building permits, Landlord shall commence and diligently proceed to have constructed the Improvements in a good and workmanlike manner. Landlord shall have no liability to Tenant for damages or losses and, except as provided in Section 2.03 of the Lease, Tenant shall have no right to terminate or cancel this Lease, as a result of any failure or delay in meeting such schedule or substantially completing the Improvements.

5.    Work Costs.    "Work Costs" means: (a) the reasonable cost of space planning, architectural and engineering services, including, but not limited to reimbursable costs; (b) costs of permits, fees and taxes (exclusive of real property taxes); (c) inspecting costs; (d) the actual costs and charges for material and labor in constructing the Improvements; (e) Landlord's Contractor's fee for profit, overhead and general conditions (including utilities, insurance, construction supervision, trash removal and clean-up).

6.    Intentionally Left Blank.

7.    Commencement Date and Substantial Completion.

        7.1    Substantial Completion.    Landlord shall select a contractor to construct the Improvements ("Landlord Contractor"). Landlord's Contractor shall be responsible for the construction of the Improvements substantially in accordance with the approved Final Plans. The Improvements shall be deemed to be "Substantially Completed", and "Substantial Completion" shall be deemed to occur when Landlord's Contractor certifies in writing to Landlord and Tenant that (a) Tenant has reasonable access to the Premises; and (b) Tenant's Contractor has substantially performed all of the Improvements work required to be performed under this Work Letter, other than decoration and minor "punch list" items and adjustments which do not materially interfere with Tenant's access to or use of the Premises for Tenant's permitted business purposes. Landlord's Contractor shall be responsible for remedying promptly all punch list items.

        7.2    Commencement Date.    The Term of the Lease shall commence as provided in Section 3.01 of the Lease.

8.    Inspections.    Tenant and its employees and contractors shall have the right during construction of the Improvements to enter the Premises during normal business hours to inspect the Improvements to determine if they conform to the Final Plans and this Work Letter. Tenant shall not interfere with the performance of Landlord's Contractor. Tenant shall give Landlord prior written notice of Tenant's desire to enter the Premises for such purposes.

9.    Tenant Work.

        9.1    Performance of Tenant Work.    All finish work and decoration and other work desired by Tenant and not included within the scope of the Improvements as set forth in the approved Final Plans, including, without imitation, computer systems, telephone systems, telecommunications systems, Tenant's security systems, furniture and fixtures and other items (the "Tenant Work") shall be furnished and installed by Tenant. Tenant shall provide Landlord with the certificate of insurance required by Section 5.05 of the Lease prior to entry in the Premises for the purpose of performing Tenant Work.

        9.2    Risk of Loss.    All materials, work, installations and decorations of any nature brought upon or installed in the Premises before the Term Commencement Date shall be at the risk of the party who introduces such materials or items onto the Premises. Neither Landlord nor any party acting on Landlord's behalf shall be responsible for any damage or loss or destruction of such items brought to or installed in the Premises by Tenant or any employees, agent, subcontractor or other party acting on behalf of Tenant prior to such date, except in the event of active negligence or willful misconduct of Landlord, or any employee, agent, contractor or other party acting on behalf of Landlord.

10.    Arbitration.

        10.1    Dispute Resolution.    If any dispute arises in connection with this Work Letter, such dispute shall be resolved in accordance with the arbitration provisions contained in the Lease.

11.    Protection Against Liens.    Landlord agrees to fully pay and discharge all claims for labor done and materials supplied in construction with the Improvements pursuant to the approved Final Plans. Landlord, at Landlord's sole cost and expense, shall defend, indemnify and hold Tenant harmless from and against all claims, liabilities, demands, losses, expenses, damages, causes of action arising out of Landlords's failure to perform such obligation.

EXHIBIT E

RULES AND REGULATIONS

        1.     The sidewalks, entrances, lobby, elevators, stairways and public corridors shall be used only as a means of ingress and egress and shall remain unobstructed at all times. The entrance and exit doors of all suites are to be kept closed at all times except as required for orderly passage to and from a suite. Loitering in any part of the Building or obstruction of any means of ingress or egress shall not be permitted. Doors and windows shall not be covered or obstructed.

        2.     Plumbing fixtures shall not be used for any purposes other than those for which they were constructed, and no rubbish, newspapers, trash or other substances of any kind shall be thrown into them. Walls, floors and ceilings shall not be defaced in any way and no one shall be permitted to mark, drive nails, screws or drill into, paint, or in any way mar any Building surface, except that pictures, certificates, licenses and similar items normally used in Tenant's business may be carefully attached to the walls by Tenant in a manner to be prescribed by Landlord. Upon removal of such items by Tenant any damage to the walls or other surfaces, except minor nail holes, shall be repaired by Tenant.

        3.     No awning, shade, sign, advertisement or notice shall be inscribed, painted, displayed or affixed on, in or to any window, door or balcony or any other part of the outside or inside of the Building or the demised premises unless provided by Landlord or approved by Landlord in writing. No window displays or other public displays shall be permitted without the prior written consent of Landlord. All tenant identification on public corridor doors beyond building standard will be installed by Landlord for Tenant but the cost shall be paid by Tenant. No lettering or signs other than the name of Tenant will be permitted on public corridor doors with the size and type of letters to be prescribed by Landlord. The directory of the Building will be provided exclusively for the display and location of Tenant only and Landlord reserves the right to exclude all other names therefrom. All requests for listing on the Building directory shall be submitted to the office of Landlord in writing. Landlord reserves the right to approve all listing requests. Any change requested by Tenant of Landlord of the name or names posted on directory, after initial posting, will be charged to Tenant.

        4.     The cost of any special electrical circuits for items such as copying machines, computers, microwaves, etc., shall be borne by Tenant unless the same are part of the building standard improvements. Prior to installation of equipment Tenant must receive written approval from Landlord.

        5.     The weight, size and position of all safes and other unusually heavy objects used or placed in the Building shall be prescribed by Landlord and shall, in all cases, stand on metal-plates of such size as shall be prescribed by Landlord. The repair of any damage done to the Building or property therein by putting in or taking out or maintaining such safes or other unusually heavy objects shall be paid for by Tenant

        6.     All freight, furniture, fixtures and other personal property shall be moved into, within and out of the Building at times designated by and under the supervision of Landlord and in accordance with such regulations as may be delivered from the Landlord's property manager and shall not interfere with any other tenant's conduct of business or quiet enjoyment of the Project. In no event will Landlord be responsible for any loss or damage to such freight, furniture, fixtures or personal property from any cause.

        7.     No improper noises, vibrations or odors will be permitted in the Building. No person will be permitted to bring or keep within the Building any animal, bird or bicycle or any toxic or flammable substances without Landlord's prior permission. No person shall throw trash, refuse, cigarettes or other substances of any kind any place within or out of the Building except in the refuse containers provided therefor. Tenant shall not be permitted to interfere in any way with tenants or those having business with them. Landlord reserves the right to exclude or expel from the Building any person who, in the

1

judgment of Landlord, is intoxicated or under the influence of liquor or drugs or who shall in any manner do any act in violation of the rules and regulations of the Project.

        8.     All re-keying of office doors or changes to the card access system, after occupancy, will be at the expense of Tenant. Tenant shall not re-key any doors or change the card access system in any way without making prior arrangements with Landlord.

        9.     Tenant will not use the balconies, if any, for storage, barbecues, drying of laundry or any other activity which would detract from the appearance of the Building or Project or interfere in any way with the use of the Building or Project by other tenants.

        10.   If Tenant uses the Premises after regular business hours or on non-business days, Tenant shall lock any entrance doors to the Building used by Tenant or take such other steps as are necessary to secure the Building's doors immediately after entering or leaving the Building.

        11.   Tenant shall provide and cause all Tenant's employees to use protective floor mats under all desk chairs used in the Premises.

        12.   If Tenant requires telegraphic, telephonic, burglar or of similar services, it shall first obtain, and comply with, Landlord's instructions in their installation.

        13.   Tenant shall not waste electricity, water or air-conditioning and agrees to cooperate fully with Landlord to assure the most effective operation of the Building's heating and air-conditioning.

        14.   Landlord reserves the right, exercisable without notice and without liability to Tenant, to change the name and street address of the Building.

        15.   Tenant shall not retail any goods on the Premises.

        16.   Tenant shall not install any radio or television antenna, loudspeaker or other device on the roof or exterior walls of the Building. Tenant shall not interfere with radio or television broadcasting or reception from or in the Building, elsewhere. Tenant shall not install, maintain or operate upon the Premises any rending machine without the written consent of Landlord. Canvassing, soliciting and distribution of handbills or any other written material, and peddling in the Building are prohibited, and each tenant shall cooperate to prevent same.

        17.   Tenant shall not use in any space or in the public hails of the Building any hand trucks except those equipped with rubber fires and side guards or such other material-handling equipment as Landlord may approve. Tenant shall not bring any other vehicles of any kind into the Building.

        18.   Tenant shall not use in excess of Tenant's pro rata share of the Project's total parking spaces. Tenant shall not park its vehicles in any parking areas designated by Landlord as areas for parking by visitors to the Project or in any other undesignated areas or parking areas assigned to other tenants. Tenant shall not leave vehicles in the Project parking areas overnight nor park any vehicles in the Project parking areas other than automobiles, motorcycles, motor driven or non-motor driven bicycles or four-wheeled trucks. Landlord may, in its sole discretion, designate separate areas for bicycles and motorcycles.

        19.   Tenant shall not use Project's or Building's interior or exterior common areas to conduct its business or as a waiting room.

        20.   Landlord may waive any one or more of these Rules and Regulations for the benefit of Tenant or any other tenant, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of Tenant or any other tenant, nor prevent Landlord from thereafter enforcing any such Rules and Regulations against any or all of the tenants of the Project.

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        21.   Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them as a condition to his occupancy of the Premises and shall be responsible for the observance of all the rules by Tenant's employees, agents, clients, customers, invitees and guests.

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EXHIBIT F

LETTER OF CREDIT

         IRREVOCABLE STANDBY LETTER OF CREDIT

Number:

Date:

Amount:

Expiration:

Beneficiary:	Account Party:
R.B. INCOME PROPERTIES
4350 La Jolla Village Drive, Suite 150
San Diego, CA 92111

        We issue our Irrevocable Letter of Credit No.    in favor of R.B. INCOME PROPERTIES, a California limited partnership its successors and assigns for the amount of                         Dollars ($                        ). We undertake to honor your draft for any sum or sums not to exceed a total of                        Dollars ($                        ) in favor of said beneficiary when accompanied by the following: a letter from the general partner of R.B. INCOME PROPERTIES stating that R.B. INCOME PROPERTIES is authorized to draw upon this Letter of Credit according to the terms of the lease agreement with the Account Party as "Tenant".

        It is a condition of this Letter of Credit that it shall remain enforceable against us for a period of sixty (60) months without amendment.

        The draft must be marked "Drawn under                        Letter of Credit No.                        dated                         , 200    .

        There are no conditions of this Letter of Credit. Except so far as otherwise stated, this Letter of Credit is subject to the Uniform Customs and Practice for Documentary Credits (1983 Revision, International Chamber of Commerce, Publication No. 400).

By:

By:

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EXHIBIT G

ADDITIONAL LEASE PROVISIONS

19.    ADDITIONAL LEASE PROVISIONS.

        19.01    Rental Abatement.    Provided Tenant is not in default in the performance of any of it's obligations under this Lease on any date a payment of Monthly Base Rent or Additional Rent is due, the Monthly Base Rent for the second through the fifth month of the Term of the Lease shall be abated in an amount equal to one-half (1/2) of the Monthly Base Rent for such month.

        19.02    Letter of Credit.    In addition to the Security Deposit and as additional security hereunder, in the event Tenant fails, at any time during the Term (including any Extensions) to maintain cash or cash equivalent reserves of at least Seven Million Dollars ($7,000,000) (the "Cash Requirement"), then Tenant shall, within three (3) days after the date the Cash Requirement fails to be satisfied, deliver to Landlord written notice thereof ("Tenant's Cash Requirement Notice") and Tenant shall, within ten (10) days of Tenant failing to meet the Cash Requirement, either (a) deliver to Landlord a letter of credit in an amount equal to one half of the Annual Base Rent for the first Lease Year, or (b) provide notice to Landlord and evidence satisfactory to Landlord that the Cash Requirement has been reestablished as of the date of such notice. The letter of credit shall be substantially in the form and of the substance of Exhibit F attached hereto, and issued by a financial institution reasonably acceptable to Landlord. In the event that Tenant is not in default under this Lease and Tenant can demonstrate by the delivery to Landlord of its audited financial statements prepared in accordance with generally accepted accounting principles, consistently applied, that Tenant has cash or cash equivalent reserves of not less than Ten Million Dollars ($10,000,000), the letter of credit will be surrendered by Landlord. Tenant shall be entitled to replace any such letter of credit with a new letter of credit that satisfies such conditions, and upon delivery of such replacement letter of credit by Tenant to Landlord, Landlord shall deliver the old letter of credit to Tenant and cooperate with Tenant in terminating the old letter of credit, including by authorizing a full exoneration and release of the letter of credit. Landlord shall be entitled to draw on the letter of credit if Tenant has not replaced the letter of credit and the letter of credit is due to expire within ten (10) clays and before the end of the term of the letter of credit. If Landlord so draws on the letter of credit, then Landlord shall hold the letter of credit proceeds as an additional security deposit; provided, however, that if Tenant subsequently delivers a letter of credit meeting the requirements set forth above, then Landlord shall immediately release such proceeds to Tenant. Upon any default by Tenant which has not been cured within the applicable time period after any notice required by this Lease, including specifically but without limitation Tenant's obligation to pay rent or abide by any of its obligations under this Lease, Landlord shall be entitled to draw upon said letter of credit in the amount of the default(s) by the issuance of Landlord's sole written demand to the issuing financial institution. Any such draw shall be without waiver of any rights Landlord may have under this Lease or at law or in equity as a result of the default. Tenant shall submit to Landlord annually during the Term (including any Extension) on or before the first day of the fourth (4th) calendar month of Tenant's fiscal year, Tenant's audited financial statements for the preceding fiscal year prepared in accordance with generally accepted accounting principles, consistently applied, or if such audited statement are not available, copies of complete financial statements of Tenant certified by the president and chief financial officer of Tenant to be true and complete. Tenant shall also submit to Landlord monthly during the Term (including any Extension) on or before the fifteenth (15th) day of the each calendar month of copies of complete financial statements of Tenant certified by the chief financial officer of Tenant to be true and complete.

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ESTOPPEL CERTIFICATE

As of Date:	May 16, 2005
Landlord:	R.B. Income Properties, L.P.
Address:	4350 La Jolla Village Drive, Suite 150, San Diego, CA 92122
Tenant:	NovaCardia, Inc., a Delaware corporation
Address:	12651 High Bluff Drive, Suite 200, San Diego, CA 92130
Lender:	Allianz Life Insurance Company of North America, a Minnesota corporation
Address:	c/o Allianz of America, Inc., 55 Greens Farms Road, P.O. Box 5160, Westport, CT 06881 Attn: Real Estate Dept.
Mortgaged Property: Del Mar Corporate Plaza
Premises:	12651 High Bluff Drive, Suite 200, San Diego, CA 92130

        It is understood the below referenced Lease is collaterally assigned to Lender by Landlord, by Assignment of Rents and Leases ("Assignment"), as additional security for a mortgage loan ("Mortgage") secured by the above referenced Mortgaged Property. Accordingly, Tenant as lessee of the above referenced Premises under the Lease, hereby certifies and confirms to Lender, Landlord, and their assigns, the following:

  1.
  Lease Date: July 29, 2004 Lease Amendment Date(s): None
  Date of Commencement: August 1, 2004 Date of Expiration: September 30, 2007
  Renewal Options: One (1) Three (3) year
  Security Deposit: $10,070.00 Square Feet: 3,873

        2.     A true and correct copy of the Lease and all amendments currently in effect ("Lease") are attached hereto. The Lease constitutes the entire understanding between Tenant and the Landlord and is currently in full force and effect. Tenant is the only party having any right to possession or use of the Premises and no other party is in possession thereof. No sublease agreement, pursuant to which any sublessee may now or hereafter have any right to possession or use of the Premises or any part thereof, presently exists.

        3.     Tenant is currently paying the full rental payable under the Lease and no payment of rents or other charges due or to become due under the Lease has been made more than one month in advance of its due date. If any rent credit or free rent is applicable with respect to the Lease, such rent credit or free rent will expire on                                                 ,                (if blank, none). Tenant agrees it will not pay any rent under the Lease more than one month in advance of its due date.

        4.     On and as of the date hereof, neither Tenant, nor to the best of the Tenant's knowledge, Landlord, is in default in the performance of its obligations under the Lease, and Tenant has no claim of breach, counterclaim, lien or offset under the Lease against the Landlord.

        5.     Tenant is solvent and free from bankruptcy and other reorganization proceedings and assignments for the benefit of creditors.

        6.     Tenant acknowledges the assignment of the Landlord's rights under the Lease to the Lender pursuant to the Assignment, and agrees that Tenant will pay rent under the Lease directly to the Lender upon receipt of notice from the Lender stating that the Lender has exercised its option to require that payments under the Lease be made directly to the Lender. The Tenant acknowledges that the Lender shall have no obligation to assume any obligations or duties of the Landlord under the Lease except arising after Lender obtains title to the Mortgaged Property.

        7.     Tenant has taken possession of the Premises and affirms that such property, in its present condition, is satisfactory for the Tenant's use and complies fully with the terms of the Lease.

        8.     Tenant has no option to purchase the Premises pursuant to the Lease or otherwise.

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        9.     Tenant acknowledges the Lease is subordinate to Lender's Mortgage and Assignment and the Lease may be amended or altered only with the written consent of Lender. Neither Landlord nor Tenant shall permit the Lease to become subordinate to the lien of any mortgage or security agreement, other than Lender's lien.

        10.   Tenant agrees to not seek to terminate the Lease by reason of any act or omission of the Landlord until Tenant shall have given written notice of such act or omission to Lender and a reasonable period to remedy such act or omission (Lender having the right but not the obligation to remedy such act or omission).

        11.   If Lender or its assigns shall obtain title to the Mortgaged Property, Lender agrees to not disturb Tenant in its occupancy and use of the Premises provided Tenant is not in default under the Lease and Lender shall not be liable for any prior act or omission of Landlord; nor bound by any rent or additional rent which Tenant may have paid more than one month in advance; nor be bound by any amendment or modification of the Lease made without Lender's consent; nor be liable for the return of any security deposit or other deposits unless actually received by Lender; nor be bound by any offsets or defenses which Tenant may have against Landlord.

        12.   Any notices which any party hereto may desire or may be required to give to any other party shall be in writing and the mailing thereof by certified mail, or equivalent, to the addresses as set forth above, or to such other places as any party hereto may by notice in writing designate shall constitute service of notice hereunder.

        IN WITNESS WHEREOF, the undersigned has caused this Estoppel Certificate to be executed by a duly authorized official as of the date first above written.

NOVACARDIA, INC. Tenant
By:	/s/ Randall E. Woods
	Its:	CEO

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  Exhibit 10.9